As filed with the Securities and Exchange Commission on January 7, 2005
                                           Registration Number:


                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM SB-2

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933



                            GreenWorks Corporation
               ----------------------------------------------
               (Name of Small Business Issuer in its Charter)

       Delaware                      8711                    22-3328734
 ---------------------------------------------------------------------------
 (State or other Jurisdiction of  (Primary Standard     (I.R.S. Employer
 Incorporation or Organization)    Industrial            Identification No.)
                                   Classification
                                   Code Number)


                         JAMES L. GRAINER, PRESIDENT
                            GreenWorks Corporation
                         111 Howard Street, Suite 108
                           Mt. Arlington, NJ 07856
                               (973) 398-8183
   ------------------------------------------------------------------------
  (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)


                                    Copy to


                              ROBERT BRANTL, ESQ.
                              322 Fourth Street
                              Brooklyn, NY 11215
                              Attorney for Issuer
                                (718) 768-6045
                     _________________________________

     Approximate Date of Commencement of Public Sale: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made
pursuant to Rule 434, check the following box.   [ ]

                    CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
                                       Maximum       Maximum
Title of Each Class of  Amount         Offering      Aggregate    Amount of
Securities To Be        To Be          Price         Offering     Registration
Registered              Registered     Per Share (2) Price (2)    Fee
-------------------------------------------------------------------------------
Common Stock, $.001
  par value             4,515,000(1)   $1.50        $ 6,772,500   $   797.13
                                                                    --------

                                                      Total Fee:  $   797.13
                                                                    ========

(1) The amount registered is the sum of (a) 2,500,000 shares that may be issued to Cornell Capital Partners, LP if it converts its 5% Secured Convertible Debenture and (b) 91,000 shares that may be issued by GreenWorks to satisfy a $250,000 Promissory Note held by Cornell Capital Partners, LP, (c) 1,914,000 shares that would be issued to Cornell Capital Partners, LP if all shares that may be put to Cornell Capital Partners, LP under the Standby Equity Distribution Agreement were put to it at a purchase price based on the closing price on December 30, 2004, and
     (d) 10,000 other shares to be offered by Newbridge Securities
     Corporation.

(2) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is based on $1.50, the closing price of the Common Stock reported on the OTC Bulletin Board on January 4, 2005.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORANDCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                           GREENWORKS CORPORATION

                                Common Stock
                              4,515,000 Shares

     Two shareholders are offering shares of GreenWorks common stock to the public by means of this prospectus.

     GreenWorks common stock is quoted on the OTC Bulletin Board under the trading symbol "GWRK.OB."

     The selling shareholders intend to sell the shares into the public market from time to time. They will negotiate with the market makers for GreenWorks common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

           PURCHASE OF GREENWORKS COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEASE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 5 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        THE DATE OF THIS PROSPECTUS IS JANUARY     , 2005

                        TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-3-
     Summary Financial Information . . . . . . . . . . . . . .-4-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-5-

YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS. . . . . . .-9-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . .-9-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .-9-
     Market for the Common Stock . . . . . . . . . . . . . . -11-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . -12-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . -17-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -20-
     Executive Compensation. . . . . . . . . . . . . . . . . -21-
     Limitation of Liability and Indemnification . . . . . . -23-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -23-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . -25-
     Plan of Distribution. . . . . . . . . . . . . . . . . . -27-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -29-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -29-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -29-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -30-

                              PROSPECTUS SUMMARY

GreenWorks Corporation

     GreenWorks Corporation, is a holding company that was, until
December 28, 2004, known as "Telco-Technology, Inc."   It has one
operating subsidiary: Enviro-Sciences (of Delaware), Inc. Enviro-Sciences is engaged in the business of providing consulting, technical and engineering services to alleviate the environmental problems of its clients. Enviro-Sciences' clients include Fortune 100 and other industrial companies, commercial firms, engineering and construction contractors, law firms, utilities, real estate developers and government entities.

     In October 2004 GreenWorks Engineering Corp., a newly formed holding company, acquired the significant assets and liabilities of Enviro-Sciences. GreenWorks immediately acquired the outstanding capital stock of GreenWorks Engineering Corp. Those transactions put new ownership and new management in control of the business of Enviro-Sciences.

     The executive offices of GreenWorks and of Enviro-Sciences are located at 111 Howard Street, Suite 108, Mt. Arlington, NJ 07856.
Our telephone number is 973-398-8183.

The Selling Shareholders

     Cornell Capital Partners, LP is using this prospectus to sell shares of GreenWorks common stock to the public. Cornell Capital Partners may acquire its shares in two ways:

         - Cornell Capital Partners may use this prospectus to offer up to 2,500,000 shares that it is entitled to acquire by converting into common stock a 5% Secured Convertible Debenture
               (principal - $500,000) issued to it by GreenWorks

         - Cornell Capital Partners may use this prospectus to offer up to 91,000 shares that GreenWorks may issue to it in satisfaction of a $250,000 Promissory Note.

         - Cornell Capital Partners may also use the prospectus to sell up to 1,914,000 shares that it may purchase from GreenWorks from time to time pursuant to the terms of a Standby Equity
               Distribution Agreement.  The Standby Equity
               Distribution Agreement gives GreenWorks a conditional right to sell shares to Cornell Capital Partners at a discount to the market price, which Cornell Capital Partners will then resell to the public using this prospectus. The Agreement permits GreenWorks to demand a maximum of $250,000 from Cornell Capital Partners every seven trading days until October 21, 2006. At the market price of $2.75 on December 30, 2004, a drawdown of $250,000 would entail the sale of approximately 96,000 shares by GreenWorks to Cornell Capital Partners.

     In each of the situations described above, the number of shares that Cornell Capital Partners may acquire, either voluntarily by conversion or as a result of a demand by GreenWorks , can never be such that Cornell Capital Partners would own more than 9.9% of the outstanding shares of GreenWorks .

     Newbridge Securities Corporation is also using this prospectus to offer 10,000 shares of our common stock.

Outstanding Shares

     GreenWorks has only one class of stock outstanding. On the date of this prospectus there were 2,770,268 shares of common stock outstanding. Other than the 5% Secured Convertible Debenture held by Cornell Capital Partners, there are no options, warrants or convertible securities outstanding. GreenWorks does, however, have commitments to pay cash or issue common stock with a market value of $1,350,000 during the next twelve months. If all of these commitments were met by issuing stock at the market value of $2.75 on December 30, 2004, GreenWorks would issue a total of 490,909 shares in that manner.

Summary Financial Information

     We have derived the information in this table from the financial statements of Enviro-Sciences, Inc. that are at the end of this prospectus.

                            Nine Months       Year            Year
                              Ended           Ended           Ended
Statement of Operations      9/30/04         12/31/03       12/31/02
                            -----------------------------------------
Revenue                   $ 2,281,488      $ 4,274,480    $ 8,981,743

Direct Expenses             1,096,493        2,160,082      5,680,966
                            -----------------------------------------
Gross Profit                1,184,995        2,114,398      3,300,777

S,G&A                       1,382,966        3,180,384      6,241,880
Other Expenses                 90,477          103,632         70,956
                            -----------------------------------------
(Loss) From Continuing
 Operations                  (288,448)      (1,169,618)    (3,012,059)

(Loss) From Discontinued
 Operations                  (229,234)        (513,044)      (658,882)
                            -----------------------------------------
Net (Loss)                   (517,682)      (1,682,662)    (3,670,941)
                            =========================================

Balance Sheet Data          At 9/30/04      At 12/31/03
                            ---------------------------
Working Capital/(Deficit) $(4,207,853)     $(2,607,271)

Total Assets                1,705,376        2,740,564

Shareholders' (Deficit)    (4,164,032)      (3,646,350)

                                 RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

     I.  RISKS ATTENDANT TO OUR BUSINESS

     ENVIRO-SCIENCES HAS INCURRED SUBSTANTIAL LOSSES DURING THE
PAST THREE YEARS, AND MAY CONTINUE TO DO SO.

     During the two years ended December 31, 2003 Enviro-Sciences, Inc. lost over $5.3 million, including over $4.1 million from operations that remain part of our business today. During the first nine months of 2004, Enviro-Sciences incurred losses totaling $517,682, including $288,448 in losses from our continuing operations. In October new owners and new management acquired control of Enviro-Sciences. If they are unable to implement sufficient changes to make Enviro-Sciences profitable, our business will fail.

     WE MAY BE UNABLE TO SATISFY OUR CURRENT DEBTS.

     Our debts are far in excess of the book value of our assets. At September 30, 2004 our current liabilities totaled $5,426,637, our liquid assets were negligible, and our current assets totaled $1,218,784. We are engaged in efforts to negotiate compromises and extensions with major creditors. If those negotiations are unsuccessful, however, our business may fail.

     WE LACK CAPITAL TO FUND OUR OPERATIONS.

     During the nine months ended September 30, 2004 our operations used $205,873 in cash. In addition, during those nine months we were required to make payments on some of our outstanding debts. Loans from the shareholders of Enviro-Sciences funded both the cash shortfall from operations and our debt service. We do not expect those individuals to continue to fund our operations or our debt service. Our line of credit agreement with Cornell Capital Partners is the only source of capital that we have at this time. Our ability to use that credit will depend on the liquidity of the market for our common stock. If Cornell Capital Partners is unable to resell the common shares we put to them under the credit agreement, they will be unwilling to honor the Standby Equity Distribution Agreement. In that event we will have no source of capital for our business.

     WE DO NOT SATISFY THE FINANCIAL COVENANTS IN OUR BANK CREDIT LINE.

     We have a bank line of credit. On September 30, 2004 we owed $1,346,972 to the bank. The line of credit agreement provides that we must maintain eight financial conditions - such as minimum income, minimum working capital, and minimum net worth
- in order to be eligible for the credit. At present we do not satisfy any of the conditions. If the bank undertook to cancel the credit and collect the debt, it could force our company to file for bankruptcy protection.

     WE MUST COMPETE WITH WELL-KNOWN AND WELL-CAPITALIZED COMPANIES TO OBTAIN NEW CONTRACTS.

    The success of our business depends on our ability to continually obtain new consulting and remediation contracts. There are many qualified companies that are competing with us for those contracts. Some of our competitors are well-known, with a national presence. Some are well-capitalized, and so are able to offer potential customers favorable payment terms. If we are not able to compete effectively with these companies, our business will fail.

     OUR ENVIRONMENTAL CONSULTING AND REMEDIATION SERVICES EXPOSE
US TO RISK OF LIABILITY FOR ANY CONTAMINATION THAT RESULTS FROM A
PROJECT ON WHICH WE WORK.

     Whenever we are involved in an environmental remediation project, we assume a risk of liability to third parties who may suffer personal or property injury if toxic substances are released as a result of the project or some other accident occurs during the project. In addition, we face potential liability whenever we perform assessment or remediation services, if our customer or a third party alleges it was injured because we failed to adequately assess or adequately remove contamination from a property. Claims of this sort, if they exceeded our insurance coverage, could result in serious damage to our business or its failure.

     OUR USE OF PERCENTAGE OF COMPLETION ACCOUNTING COULD RESULT
IN A REDUCTION OR ELIMINATION OF PREVIOUSLY REPORTED PROFITS.

     A substantial portion of our revenues are recognized using the percentage-of-completion method of accounting. This method of accounting results in us recognizing contract revenue and earnings over the term of a contract in the same periodic proportions as we incur costs relating to the contract. Earnings are recognized periodically, based upon our estimate of contract revenues and costs, except that a loss on a contract is recognized in full as soon as we determine that it will occur. Since the future reality may differ from our estimates, there is with each contract a risk that actual earnings may be less than our estimate. In that event, we are required to record an elimination of previously recognized earnings.

     WE WILL BE UNABLE TO SERVICE OUR CUSTOMERS UNLESS WE CAN
CONTINUE TO RETAIN TOP QUALITY SUBCONTRACTORS AND EQUIPMENT
MANUFACTURERS AT FAVORABLE PRICES.

     We rely on third party subcontractors and equipment manufacturers to complete our projects. The quality and timeliness of the services and equipment they provide determines, in part, the quality of our work product and our resulting reputation in the industry. In addition, if the amount we are required to pay for their services and equipment exceeds the amount we have calculated in bidding for a fixed-price contract, we will lose money on the contract. If we are unable to maintain relationships with subcontractors and manufacturers who will fill our requirements at a favorable price, our business will suffer.

     OUR FAILURE TO ATTRACT QUALIFIED ENGINEERS AND MANAGEMENT
PERSONNEL COULD HINDER OUR SUCCESS.

     Our ability to attract and retain qualified engineers and other professional personnel when we need them will be a major factor in determining our future success. There is a very competitive market for individuals with advanced engineering training, and we are not assured of being able to retain the personnel we will need.

     OUR BUSINESS DEVELOPMENT COULD BE HINDERED IF WE LOST THE
SERVICES OF OUR CHIEF EXECUTIVE OFFICER OR OUR CHIEF TECHNOLOGY OFFICER.

     James L. Grainer and Kevin Kreisler are the only directors and only executive officers of GreenWorks. Together they are responsible for strategizing not only our business plan but also the means of financing it. If either Mr. Grainer or Mr. Kreisler were to leave GreenWorks or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a delay in the development of GreenWorks until a suitable replacement for the officer could be retained.

     GREENWORKS IS NOT LIKELY TO HOLD ANNUAL SHAREHOLDER MEETINGS IN THE NEXT FEW YEARS.

     Delaware corporation law provides that members of the board of directors retain authority to act until they are removed or replaced at a meeting of the shareholders. A shareholder may petition the Delaware Court of Chancery to direct that a shareholders meeting be held. But absent such a legal action, the board has no obligation to call a shareholders meeting. Unless a shareholders meeting is held, the existing directors elect directors to fill any vacancy that occurs on the board of directors. The shareholders, therefore, have no control over the constitution of the board of directors, unless a shareholders meeting is held.

     Since it became a public company, GreenWorks has never held an annual meeting of shareholders. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. Of the two current Board members, Kevin Kreisler was appointed by James L. Grainer and Mr. Grainer was appointed to that position by the previous two directors. If other directors are added to the Board in the future, it is likely that Messrs. Grainer and Kreisler will appoint them. As a result, the shareholders of GreenWorks will have no effective means of exercising control over the operations of GreenWorks.

     II.  RISKS ATTENDANT TO OWNERSHIP OF OUR STOCK

     WE HAVE COMMITMENTS TO PAY $1,350,000 TO CONSULTANTS OR ISSUE STOCK WITH THAT MARKET VALUE DURING THE NEXT TWELVE MONTHS.

     GreenWorks is currently party to eight contracts with consultants that, in aggregate, require us to pay a total of $1,350,000 during the next twelve months or issue common stock with that market value in lieu of cash. Unless we increase our cash resources, it is likely that we will satisfy most or all of those obligations by issuing stock. At the market price of $2.75 on December 30, 2004, satisfaction of those contracts in stock would necessitate that we issue 490,909 shares. We also have a ninth contract, this with certain employees of Enviro-Sciences, that requires us to issue a minimum of 24,012 shares. The issuance of 514,921 shares in this manner would dilute the interest of current shareholders, and could lead to a reduction in the market price for our common stock.


     THE ISSUANCE OF SHARES UNDER OUR AGREEMENTS WITH CORNELL
CAPITAL PARTNERS COULD INCREASE OUR OUTSTANDING SHARES BY OVER 190%

     GreenWorks is party to an Standby Equity Distribution Agreement pursuant to which GreenWorks may sell stock to Cornell Capital
Partners.  The Agreement permits GreenWorks to require Cornell
Capital Partners to purchase GreenWorks common stock for up to $5,000,000 during the next two years. Based on the market price of $2.75 on December 30, 2004, GreenWorks could issue up to 1,914,000 shares to Cornell Capital Partners during the next
24 months if it demanded the full $5,000,000 available to it under the Standby Equity Distribution Agreement. In addition,
Cornell Capital Partners owns a convertible debenture that it may convert into GreenWorks common stock. At the market price on December 30, 2004, the debenture could be converted into 416,666 shares. Finally, Cornell Capital Partners holds a $250,000 Promissory Note issued by GreenWorks that GreenWorks is likely to satisfy by issuing common stock. At December 30, 2004 market price, 91,000 shares would be needed to satisfy the note. The issuance of shares in those quantities would reduce the interest of current shareholders in GreenWorks by over 45%.

     THE RESALE OF SHARES ACQUIRED BY CORNELL CAPITAL PARTNERS
FROM GREENWORKS MAY REDUCE THE MARKET PRICE OF GREENWORKS' SHARES.

     GreenWorks and Cornell Capital Partners are parties to a Standby Equity Distribution Agreement, a convertible debenture and a promissory note. The Standby Equity Distribution Agreement provides that GreenWorks may sell shares to Cornell Capital Partners for up to $5,000,000. The 5% Secured Convertible Debenture permits Cornell Capital Partners to purchase GreenWorks shares for up to $500,000 at an 80% discount to market. The Promissory Note may be satisfied by GreenWorks issuing common stock at its market price. We expect that Cornell Capital Partners will promptly resell into the public market any shares it acquires under any of these arrangements. The likely result of Cornell Capital Partners selling such large quantities of stock to the public would be a steep reduction in the market price of GreenWorks common stock. Since both the pricing under the Standby Equity Distribution Agreement, the conversion feature of the convertible debentures and the payment terms of the Promissory Note are determined by the market price, a reduction in the market price could result in even larger numbers of shares being issued, if GreenWorks were to take advantage of the full line of credit.

     THE VOLATILITY OF THE MARKET FOR GREENWORKS COMMON STOCK MAY
PREVENT A SHAREHOLDER FROM OBTAINING A FAIR PRICE FOR HIS SHARES.

     The common stock of GreenWorks is quoted on the OTC Bulletin Board. Trading volume is usually relatively small, and prices vary dramatically from time to time. It is impossible to say that the market price on any given day reflects the fair value of GreenWorks , since the price sometimes moves up or down by 50% in a week's time. A shareholder in GreenWorks who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

     GREENWORKS WILL BE QUOTED ON THE OTC BULLETIN BOARD FOR THE
IMMEDIATE FUTURE.

     GreenWorks does not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market, or unless we are successful in securing a listing on the American Stock Exchange or some other exchange, GreenWorks common stock will be quoted only on the OTC Bulletin Board. Such a listing is considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.

     ONLY A SMALL PORTION OF THE INVESTMENT COMMUNITY WILL
PURCHASE "PENNY STOCKS" SUCH AS GREENWORKS COMMON STOCK.

     GreenWorks' common stock is defined by the SEC as a "penny stock" because it trades at a price less than $5.00 per share. Many brokerage firms will discourage their customers from purchasing penny stocks, and even more brokerage firms will not recommend a penny stock to their customers. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not consider a purchase of a penny stock due, among other things, to the negative reputation that attends the penny stock market. As a result of this widespread disdain for penny stocks, there will be a limited market for GreenWorks' common stock as long as it remains a "penny stock." This situation may limit the liquidity of your shares.

                     YOU SHOULD NOT RELY ON
                   FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to expand the operations of Enviro-Sciences, our plans to increase our involvement in Brownfields remediation activities, and our plans to return Enviro-Sciences to profitability. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart GreenWorks in its efforts to develop and market its products, including factors discussed in "Risk Factors" as well as factors we have not
foreseen.   In addition, changing circumstances may cause us to
determine that a change in plans will be in the best interests of GreenWorks.

                         DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                         CAPITALIZATION

     Our authorized capital stock consists of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock.
There are 2,770,268 shares of our common stock outstanding and no shares of preferred stock outstanding.

     Commitments to Issue Shares

     GreenWorks is party to nine contracts that may be settled by us in cash or stock. Because we lack cash resources, it is likely that most or all of these obligations will be settled by GreenWorks issuing stock. A summary of the agreements follows.

     James L. Grainer. GreenWorks agreement with its current President, James L. Grainer, provides that, in consideration of prior services, Mr. Grainer will receive $200,000 in the form of cash or common stock. At the market price of $2.75 per share on December 30, 2004, satisfaction of the contract with common stock would entail the issuance of 72,727 shares.

     Candent Corporation. GreenWorks and Candent signed an "IT Services Agreement" dated November 1, 2004 pursuant to which Candent is designing, developing and administering information systems for Enviro-Sciences. The agreement calls for GreenWorks to issue to Candent $350,000 in cash or stock in payment for the design and development of a management information system, $50,000 in cash or stock for services to date, and $50,000 in cash or stock for each year in the five year term of the agreement. At the market price of $2.75 per share on December 30, 2004, satisfaction of the current and first year obligations on the contract with common stock would entail the issuance of 163,636 shares. The President of Candent is a relative of Kevin Kreisler, who is an officer and director of GreenWorks.

     Serenity Capital, LLC. GreenWorks' consulting agreement with Serenity provides that Serenity will consult with Enviro-Sciences for one year, including investigation of environmental technologies useful for Enviro-Sciences' Brownfield acquisition and remediation activities. GreenWorks committed in the agreement to pay Serenity $125,000 in cash or stock. At the market price of $2.75 per share on December 30, 2004, satisfaction of the obligation with common stock would entail the issuance of 45,455 shares. The sole member of Serenity Capital is a relative of Kevin Kreisler, who is an officer and director of GreenWorks.

     Cyrus Capital, LLC. GreenWorks' consulting agreement with Cyrus provides that Cyrus will consult with Enviro-Sciences for one year, including investigation of environmental technologies useful for Enviro-Sciences' Brownfield acquisition and remediation activities. GreenWorks committed in the agreement to pay Cyrus $125,000 in cash or stock. At the market price of $2.75 per share on December 30, 2004, satisfaction of the obligation with common stock would entail the issuance of 45,455 shares. The sole member of Cyrus is a relative of Kevin Kreisler, who is an officer and director of GreenWorks.

     Acquisition Consultants. GreenWorks has committed to pay three consultants a total of $350,000 in cash or stock for consulting services rendered in connection with GreenWorks acquisition of Enviro-Sciences. At the market price of $2.75 per share on December 30, 2004, satisfaction of the obligations with common stock would entail the issuance of 127,273 shares.

     Business Consultant. GreenWorks has committed to pay a consultant $100,000 in cash or stock for services relating to business development, including identification of Brownfield acquisition opportunities and other acquisition opportunities. At the market price of $2.75 per share on December 30, 2004, satisfaction of the obligation with common stock would entail the issuance of 36,364 shares.

     Irving Cohen, John McKay, Joseph Pilewski and Lawrence
Kornreich. GreenWorks has committed to issue common stock to these four individuals, who were shareholders of Enviro-Sciences, to satisfy debts owed by Enviro-Sciences to the four in the aggregate of $1,628,217. Pursuant to that arrangement, GreenWorks will issue 14,487 shares to Irving Cohen, 7,129 shares to John McKay, 1,323 to Joseph Pilewski, and 1,073 to Lawrence Kornreich. GreenWorks has also agreed that if Mr. Cohen enters into an employment agreement with GreenWorks and is responsible for a certain level of sales by Enviro-Sciences over the next 36 months, GreenWorks will issue additional shares as needed to assure that Mr. Cohen obtains $1,305,564 from the sale of his shares.
The maximum grant to Mr. Cohen under this anti-dilution provision would occur if he was responsible for $16 Million in sales over the next 36 months, but could not exceed 2.5% of the issued and outstanding GreenWorks shares at the time the additional shares were issued.
                                   -11-

     The following table shows the effect of the foregoing commitments on GreenWorks outstanding shares, assuming a market price of $2.75 and assuming that no shares are issued to Irving Cohen pursuant to his anti-dilution provisions:



          Current Outstanding       2,770,268  (84.3%)
          Grainer                      72,727   (2.2%)
          Candent                     163,636   (5.0%)
          Serenity Capital             45,455   (1.4%)
          Cyrus Capital                45,455   (1.4%)
          Acquisition Consultants     127,273   (3.9%)
          Business Consultant          36,364   (1.1%)
          Cohen, McKay, Pilewski,
                and Kornreich          24,012   (0.7%)
                                    ---------  -----
                                    3,285,190 (100.0%)
                                    =========  =====

     Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that GreenWorks is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

     Preferred Stock

     The Board of Directors is authorized to issue the preferred stock in one or more classes, and to designate the preferences, limitations, and relative rights of each class. The authority given to the Board of Directors permits the Board to issue preferred stock with voting rights and liquidation rights superior to those of the holders of common stock, if the Board believes such an issuance would be in the best interest of GreenWorks .

     Market for the Common Stock

     Our common stock is listed for quotation on the OTC Bulletin Board under the trading symbol "GWRK." The following table sets forth the bid prices quoted for our common stock on the OTC Bulletin Board during the last eleven calendar quarters. All prices have been adjusted as if the 1-for-50 reverse stock split implemented on December 28, 2004 had occurred prior to January 1, 2002.

                                       Bid
Period:                          High       Low
-------------------------------------------------
Jan. 1, 2002 - Mar. 31, 2002    $ 18.00   $  1.50
Apr. 1, 2002 - June 30, 2002    $ 18.00   $  8.00
July 1, 2002 - Sep. 30, 2002    $ 14.50   $  4.00
Oct. 1, 2002 - Dec. 31, 2002    $  9.50   $  2.00

Jan. 1, 2003 - Mar. 31, 2003    $  2.50   $   .50
Apr. 1, 2003 - June 30, 2003    $  3.00   $   .50
July 1, 2003 - Sep. 30, 2003    $  8.50   $  1.00
Oct. 1, 2003 - Dec. 31, 2003    $ 10.00   $  2.50

Jan. 1, 2004 - Mar. 31, 2004    $ 12.00   $  3.00
Apr. 1, 2004 - June 30, 2004    $  5.00   $  1.00
July 1, 2004 - Sep. 30, 2004    $  3.00   $  1.00


     Our shareholders list contains the names of 237 registered stockholders of record of the Company's Common Stock. Based upon information from nominee holders, the Company believes the number of owners of its Common Stock exceeds 400.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

                    Olde Monmouth Stock Transfer Co.
                          200 Memorial Parkway
                      Atlantic Highlands, NJ 07716
                             732-872-2727

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.


                     GreenWorks Corporation

     For several years prior to October 2004 GreenWorks had no business operations. On September 30, 2004 GreenWorks total assets consisted of $26 in cash. It had $161,912 in liabilities on that date, most of which were debts to its majority shareholder. Most of GreenWorks liabilities were liquidated in connection with its acquisition of Enviro-Sciences, Inc. For the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, GreenWorks had no revenue.

     On October 21, 2004 GreenWorks acquired GreenWorks Engineering Corp. GreenWorks Engineering Corp. was a newly-formed entity with no business operations. It had, however, on October 21, 2004 acquired the business of Enviro-Sciences, Inc. Because GreenWorks had no substantial business operations prior to the acquisition and has none after the acquisition other than the business of Enviro-Sciences, Inc., the historical financial statements included in this prospectus are those of Enviro-Sciences, Inc., and the discussion and analysis that follows pertains to the historical results of Enviro-Sciences, Inc. Following the financial statements of Enviro-Sciences at the end of this prospectus, there are unaudited pro forma condensed financial statements of GreenWorks , showing how the financial statements of GreenWorks might have looked if its acquisition of GreenWorks Engineering Corp. and, therefore, Enviro-Sciences had occurred on January 1, 2003.


Results of Operations

     Nine Months Ended September 30, 2004 Compared to Nine Months
     Ended September 30, 2003

     For the past two years Enviro-Sciences has been actively seeking to reduce its operations to a solid, profitable core. During 2003 we closed our construction division, which had in the prior year produced over 35% of our revenue. Our efforts continue in 2004, as we have instituted guidelines and proce dures to restore profitability. These guidelines have reduced our operations level in 2004 from that which prevailed in 2003: our revenue from continuing operations for the nine months ended September 30, 2004 was 38% lower than during the nine months ended September 30, 2003. Our new management procedures helped to improve our gross margins, however. Gross margin for the nine months ended September 30, 2004 was 52%, compared to gross margin of 49% in the nine months ended September 30, 2003. Our goal is to continue to improve margins and restore profitability through the development of new business and implementation of strict cost controls.

     The recent acquisition of Enviro-Sciences by a public company opens up opportunities to add capital to our balance sheet - indeed we have already obtained $425,000 by selling a 5% Secured Convertible Debenture to Cornell Capital Partners. If we are in similar fashion able to increase our cash re sources, we will be better able to compete for attractive consulting and engineering contracts that may entail a greater commitment of financial resources on our part.

     In the nine months ended September 30, 2004 our selling, general and administrative expenses were equal to 61% of our revenue. This level was far greater than optimal, but was a considerable improvement over the nine months ended September 30, 2003, when our selling, general and administrative expenses equaled 70% of our revenue. The improvement is a result of cost controls that we are implementing throughout the company, the full benefit of which will not be seen until 2005. At the same time, however, the recent acquisition of Enviro-Sciences by a public company entailed substantial expenses that in creased overall SG&A for the period. Going forward, the fact that we are now a public company will involve expenses for accountants, lawyers, insurance and shareholder communications that we did not have to carry in the past. Nevertheless, we believe that in 2005 our efforts to increase revenue combined with our cost controls will lead to a much smaller ratio of selling, general and administrative expenses to revenue.

     Our interest expense of $120,722 for the nine months ended September 30, 2004 was attributable primarily to debt service on our line of credit. Interest expense would have been substantially higher, except that the shareholders to whom we owed $1,628,217 at September 30, 2004 waived accrued interest on the obligations. In connection with the acquisition of Enviro-Sciences by GreenWorks , those shareholders have agreed to accept GreenWorks common stock in settlement of Enviro-Sciences' debts to them.

     Although we discontinued the operations of our construc tion division in 2003, we continue to hold $341,394 in assets and $577,927 in liabilities attributable to that division.
From these assets we received $361,000 in revenue during the recent nine month period, and incurred $590,234 in expenses, resulting in a loss from discontinued operations of $229,234. Because the liabilities of the construction division exceed its remaining assets, it is likely that we will continue to realize losses from discontinued operations until we have finally disposed of the remnants of the division.

     Our net loss from continuing operations of $288,448 was equal to 12.6% of revenue on an absolute basis. This represented a substantial improvement over the net loss from continuing operations of $848,744 recognized in the first nine months of 2003, which was, on an absolute basis, equal to 22.9% of revenue reported for that period.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     The operations of Enviro-Sciences, Inc. for its 27 years of existence prior to 2002 had produced retained earnings of $958,136. In 2002 we lost $3,670,941. That cataclysm led us to realize the need to strip our operations down to their core, on which we could build a solid, profitable business. So between 2002 and 2003 there were significant changes in our operations, the implementation of which continues through 2004.

     We closed all but one of our offices during 2003. This resulted in a reduction of our revenue from continuing operations by over 52% to $4,274,480. This reduction in the size of our operations and the change in the composition of our operations immediately increased the efficiency of our ongoing operations, so our gross margin on sales increased from 36.7% in 2002 to 49.5% in 2003. Of even more significance, in only one year we reduced our selling, general and administrative expense by over 49%, despite the inefficiencies that accompanied a rapid consolidation of operations.

     In our effort to focus on our core business, we eliminated our construction division at the end of 2003. The construction division generated revenue in excess of $5 Million in both 2003 and 2002, but produced losses in excess of $0.5 Million in both years. The termination of our construction operations left us at December 31, 2003 with liabilities attributable to the construction division that exceeded the division's assets by $200,172, a disparity that could result in a future negative cash flow when the remaining assets and liabilities of the construction division are finally liquidated.

     Because our overhead remained high relative to revenue, we incurred a loss from continuing operations of $1,169,618 in 2003, compared to a loss from continuing operations of $3,012,059 in 2002. As we have settled our operations comfortably into one location, we have been able to gain control over expenses that we lacked when we were in several locations. In addition, the inefficiencies that occurred as a result of consolidation of our offices are no longer affecting us. So we have in 2004 operated more efficiently than in 2003, and expect to increase the efficiency of our operations into 2005, when we expect to again achieve profitable operations.

Liquidity and Capital Resources

     In the early years of the current decade, Enviro-Sciences utilized its bank line of credit to fund the expansion of its operations into a multi-office, decentralized mode, including a construction division. That proved to be a serious mistake, as Enviro-Sciences lost over $3.6 Million in 2002. So in 2003, Enviro-Sciences began the process of returning to a centralized location focused on its core business activities. Since the losses incurred in 2002 caused Enviro-Sciences to be in default of the financial covenants in its bank lending agreement, the bank provided no more credit. So from 2003 until the acquisition of Enviro-Sciences by GreenWorks , the operations of Enviro-Sciences were funded primarily by loans from the
previous owners of Enviro-Sciences.   The result was that at
the end of September 2004, Enviro-Sciences owed the bank $1,346,972. It owed its shareholders $1,628,217. It owed $277,663 to two non-affiliated lenders. And it was seriously late in paying many of its bills, including $353,587 in unpaid payroll taxes. Enviro-Sciences total liabilities were $5,869,408 on September 30, 2004, against only $1,705,376 in assets.

     Since September 30, 2004 a number of events have occurred to improve the financial condition of the Company, resulting mostly from the acquisition of Enviro-Sciences by GreenWorks .
First, the principal non-affiliated lenders agreed to a payment plan for their $277,663 debt. Then the individuals who sold Enviro-Sciences to GreenWorks (through GreenWorks Engineering Corp.) agreed to convert their $1,628,217 debt into GreenWorks common stock. Then GreenWorks sold to Cornell Capital Partners, LP a $500,000 convertible secured debenture, netting $425,000 in proceeds. It used $200,000 of the proceeds to pay the cash portion of the purchase price of Enviro-Sciences, but added the remainder to working capital. Finally, GreenWorks entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Although the Standby Equity Distribution Agreement increased our debt by the $250,000 promissory note that we gave to Cornell Capital Partners to secure its commitment to the Agreement, we believe that this relationship with Cornell Capital Partners, if properly utilized, can help alleviate our debt problems.

     The Standby Equity Distribution Agreement provides that during the two years commencing on the date of this prospectus GreenWorks may demand that Cornell Capital Partners purchase shares of common stock from GreenWorks. GreenWorks may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $250,000. The Standby Equity Distribution
Agreement recites that GreenWorks may demand from Cornell Capital Partners up to $5,000,000 during its term. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 95% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by GreenWorks . Cornell Capital Partners is required by the Agreement to pay each amount demanded by GreenWorks, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell
Capital Partners owning over 9.9% of GreenWorks outstanding shares, or (c) the representations made by GreenWorks in the Agreement prove to be untrue.

     If we utilize the full line of credit provided by Cornell Capital Partners, resales of shares by Cornell Capital Partners is likely to destroy the market for our common stock. If, however, we use it discretely, it should provide us the added capital we will need from time to time to service our debt while we rebuild Enviro-Sciences.

     Recently we have formed associations with a number of consultants whose services will be crucial to our efforts to stabilize and expand the business of Enviro-Sciences. Some of the consultants are assisting us in finding business opportunities, others are providing technical assistance, still others are advising us regarding the growth and development of GreenWorks . We have made commitments to eight of these consulants that will require us to pay them a total of $1,350,000 in cash or stock during the next twelve months. Our hope is that our stock price will increase, and that we will be able to satisfy these obligations in stock without serious dilution to our existing shareholders. If the stock price does not increase from its current level, we will have to either obtain the cash needed to settle the obligations or issue shares that will represent about one-third of our company.

     Because we account for our fixed price contracts on the percentage of completion method, our balance sheet can reveal value built into our ongoing contracts. At September 30, 2004 the aggregate of $486,485 reported as "unbilled revenue" and "costs and estimated earnings in excess of billings" represented services we have performed for clients but not yet billed to the clients. The aggregate of $355,786 reported as "billings in excess of cost and estimated earnings" and "deferred revenue" represented revenues we have recorded in advance of incurring the related costs. The net of those two numbers, $130,699, represents a future source of positive cash flow.

      During the nine months ended September 30, 2004 our operations consumed $205,873 in cash. Only $13,000 of that was attributable to continuing operations, however. The drainage of cash by our construction division should end in the near future, although it is likely that we will be required to pay some of the $236,533 shortfall between the remaining assets of that division and its remaining liabilities. The rather low level of cash consumption by our continuing operations indi cates that our primary cash issue during the next period will be debt service. For that reason we are actively negotiating with our creditors to achieve debt repayment schedules that will leave us sufficient cash flow to grow our business.

Critical Accounting Policies - Contract Revenue and Earnings
Recognition

     A substantial portion of our revenue is derived from engineering and consulting contracts that are made on a fixed-price basis. We recognize revenue from these contracts on the percentage-of-completion method, primarily based on costs incurred to date compared with total estimated contract costs.

     Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are identified. The cumulative effect of changes to estimated contract profit and loss, including those arising from contract penalty provisions such as liquidated damages, final contract settlements, war ranty claims and reviews of our costs performed by customers, are recognized in the period in which the revisions are identified. To the extent that these adjustments result in a reduction or elimination of previously reported profits, we would report such a change by recognizing a charge against current earnings, which might be significant depending on the size of the project or the adjustment. The costs attributable to change orders and claims being negotiated or disputed with customers, vendors or subcontractors or subject to litigation are included in our estimates of revenue when it is probable they will result in additional contract revenue and the amount can be reasonably estimated. Profit from such change orders and claims is recorded in the period such amounts are settled or approved.

     The accuracy of the gross margins we report for fixed-price contracts is dependent upon the judgments we make with respect to our contract performance, our cost estimates, and our ability to recover additional contract costs through change orders, claims or backcharges to the customer, subcontractors and vendors. Some of these contracts also have incentive/penalty provisions. Increases in cost estimates, unless recoverable from claims, will result in a reduction in margin equivalent to the cost increase.

     It is possible there will be future and currently unforeseeable significant adjustments to our estimated contract revenues, costs and gross margins for contracts currently in process. These adjustments are common in the environmental remediation industry and inherent in the nature of our contracts. These adjustments could, depending on the magnitude of the adjustments and/or the number of contracts being completed, materially, positively or negatively, affect our operating results in an annual or quarterly reporting period.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.


                            BUSINESS

     Since 1975 Enviro-Sciences has been engaged in the business of providing consulting, technical and engineering services to alleviate the environmental problems of its clients. Enviro-Science's clients are primarily clustered in the following industries: pharmaceuticals, cosmetics, aerospace, petrochemical, organic and inorganic chemical, investment banking, banking and insurance, as well as law firms. Among the services currently provided by Enviro-Sciences are:

     * Environmental Auditing. Enviro-Science's audits typically involve the identification of areas of potential environmental problems that should be addressed in connection with regulatory compliance, property transactions, or business divestitures or acquisitions. Enviro-Sciences couples the results of its audits with recommendations for a remedial pro gram to resolve the outstanding issues identified in the audit.

     * Site Assessment Services. Enviro-Sciences provides assessment services to delineate and model the location, extent and migration of contaminated media. These services are often provided subsequent to an Enviro-Sciences site audit.

     * Environmental Compliance Services. Among the envi ronmental compliance services provided by Enviro-Sciences are air quality permitting, monitoring and modeling, preparation of compliance plans, stormwater and wastewater permitting, and TSDF audits.

      * Toxicology and Risk Assessment Services. These services are often provided to satisfy regulatory requirements for product advocacy and defense. Enviro-Sciences also offers epidemiological research to provide defensible solutions to chemical exposures or releases.

      * Engineering Services. Enviro-Sciences' engineers have successfully designed, permitted and implemented environmental remediation systems using a wide array of technologies.

     In addition to its present environmental engineering services business, Enviro-Sciences has occasionally engaged in Brownfields remediation activities as a principal. GreenWorks would like to expand the Brownfields remediation portion of Enviro-Sciences' operations. If we are successful in utilizing the credit afforded us by our Standby Equity Distribution Agreement with Cornell Capital Partners, we intend to utilize some of the capital provided to invest in Brownfield projects. We believe this will be a way to leverage the expertise of the Enviro-Sciences staff, where the return on our investment can be made to exceed the profits we can obtain in providing contract services.

Contract Types

     Our work is performed under fixed-price contracts and under time-and-materials contracts.

     In a strict fixed-price contract our price to the customer is not subject to adjustment by reason of changes in costs or other factors that alter our experience under the contract from that which is anticipated when the contract is signed. This type of contract entails the most risk but also offers the greatest potential reward. We try to negotiate modifications to the strictness of the fixed-price. We also try to retain the option to re-negotiate the contract price in the event of changes in the scope of the work we are retained for, new laws or regulations, or other events not within our control which significantly change our obligations under the contract. On the other hand, a fixed-price contract permits us to benefit from cost savings that we can achieve. So we will at times welcome a fixed-price contract if we are confident that we can perform profitably.

     When working under a time-and-materials contract, we are compensated for our professional services, based on our billing rates. We are also reimbursed for any costs associated with third party subcontractors and materials.

Marketing

     Enviro-Sciences markets its services directly to prospec tive clients. A great portion of Enviro-Sciences' business is generated by referrals from existing clients.

     Recently GreenShift Corporation, which is owned by our Chief
Technology Officer, acquired 41% of our outstanding common stock.
GreenShift is affiliated with other companies that perform environmental services, although none of the affiliates performs services that compete with Enviro-Sciences. We anticipate that this new relationship will be a useful source of referrals for us.

Competition

     Enviro-Sciences competes in an industry populated by a multitude of large and small environmental companies. Some of these companies have national presences and reputations, often with substantial capital resources that they can utilize to finance extended remediation projects. Enviro-Sciences cannot compete effectively for the large projects undertaken by companies such as The Shaw Group or URS, Inc.

     On the other hand, there are ample smaller remediation projects in which the advantaged competitor will be the company that offers the most cost-efficient solution and the abil ity/willingness to implement the solution in a timely fashion. Enviro-Sciences seeks to compete in this market by offering complete turnkey solutions to contamination problems, and implementing those solutions within a fixed budget and on time.


     To date, Enviro-Sciences has had only a modest involvement with government contracts. Increasingly, however, states are assuming from property-owners the direct responsibility for implementing environmental remediation projects. Many of those states have legislated set-asides and other programs that benefit small businesses. Going forward, Enviro-Sciences intends to focus a portion of its energies on developing relationships with government contractors in situations where Enviro-Sciences can take advantage of its small business status.

Insurance

     Our remediation services often entail a risk of liability, both liability for injury to neighboring properties and their inhabitants, and liability for inadequate remediation.  In
addition, we face the risk of injury to our employees who are involved in on-site remediation activities, as well as damage to the equipment we utilize.  Enviro-Sciences, therefore,
maintains the following indemnity policies:
                                                                    Annual
Carrier                    Converage              Policy Limits     Premium
---------------------------------------------------------------------------
American Home Assurance    Employers Liability   $1,000,000        $ 10,573
Federal Ins. Company       Commercial Property   $  197,400        $  7,450
Lexington Ins. Company     Commercial Liability  $ 1MM/$2MM        $ 63,047

Commerce & Industry Ins.   Business Auto         $1,000,000        $ 16,323
Lexington Ins. Company     Commercial Umbrella   $5,000,000        $ 44,711
St. Paul Travelers         Directors & Officers  $3,000,000        $ 48,480
St. Paul Travelers         Employment Practices  $2,000,000        $  7,070
St. Paul Travelers         Fiduciary Liability   $1,000,000        $  1,666
St. Paul Travelers         Crime                 $  500,000        $  2,500


Intellectual Property

     Enviro-Sciences holds an exclusive license to utilize a technology patented under the name of Werner Steiner, a prior employee of Enviro-Sciences (U.S. Patent No. 4,869,825). The patent covers a Low Energy Extraction Process ("LEEP") for on-site remediation of soil, sediment and sludge contaminated with organic contaminants such as PCBs. The process involves leaching a mixture of solids, waters and contaminants to obtain, on the one hand, contaminated solvent and water and, on the other hand, a mixture of decontaminated solids and solvent. The contaminant is then stripped from the contaminated leaching solvent with a stripping solvent to produce a concentration of contaminants that can be efficiently disposed of.

Employees

     GreenWorks has only two employees, its officers. Enviro-Sciences currently employs 19 full-time employees. Five of them are involved in administration. The remainder perform technical functions in connection with Enviro-Sciences assess ment and remediation projects. None of our employees is represented by a union. We believe that our relationships with our employees are good.

Property

     Enviro-Sciences leases office space at 111 Howard Avenue in Mt Arlington, New Jersey. The lease expires on December 31, 2007. Our rental for 2005 will be $82,896 plus common area charges, utilities, and our portion of increases in real estate taxes and building operating costs. We believe the offices will be sufficient for our needs for the foreseeable future.

Litigation

     Enviro-Sciences is party to a number of litigations arising from its business activities. In all but one, the claim against Enviro-Sciences is either immaterial in amount or is within the limits of our insurance coverage. In one action, we are entitled to indemnification from our customer against liability, and expect to incur no liability.

                                MANAGEMENT

     The officers and directors of the Company are:


                             Age   Position with                Director
  Name                             the Company                  Since
  --------------------------------------------------------------------------
  James L. Grainer      50     Chief Executive Officer           2004
                                Chief Financial Officer,
                                Director

  Kevin Kreisler        32     Chairman, Chief Technology        2005
                                Officer

James L. Grainer. Mr. Grainer has made his career in the fields of investment banking and financial management and accounting. From
June 2004 until October 2004, when GreenWorks acquired GreenWorks Corporation, Mr. Grainer was a consultant to GreenWorks Corporation, assisting GreenWorks in connection with its acquisition of Enviro-Sciences, Inc. From 2003 until June 2004 Mr. Grainer was the Chief Financial Officer of Polo Linen, where he was responsible for that company's financial management and was involved in all aspect of strategic management. From 2001 until 2003 Mr. Grainer was the Managing Director of Investment Banking and Head of the Investment Banking
Group at Zanett Securities, a merchant banking firm located in New
York City. From 1992 until 2001 Mr. Grainer was a Managing Director in the Investment Banking Group at Prudential Securities, where he served as a member of the Management Committee for the Prudential Securities Private Equity Fund and held other financial management positions. Prior to joining Prudential Securities, Mr. Grainer was employed by Deloitte & Touche. Mr. Grainer is licensed as a certified public accountant in the State of New York.

Kevin Kreisler. Mr. Kreisler has served as Chairman and Chief Technology Officer of GreenWorks since January 2005. He is also employed as Chief Executive Officer of Veridium Corporation, a position he has held since 2002. Mr. Kreisler was Veridium's President from 2000 to 2002 and Vice President from 1998 to 2000. Veridium is a public company quoted on the OTC Bulletin Board. Mr. Kreisler is a graduate of Rutgers University College of Engineering (B.S., Civil and Environmental Engineering 1994), Rutgers University Graduate School of Management (M.B.A. 1995), and Rutgers University School of Law (J.D. 1997). Mr. Kreisler is licensed to practice law in the State of New Jersey.

     Nominating and Audit Committee

     The Board of Directors does not have an audit committee or a nominating committee, due to the small size of the Board.
Mr. Grainer, however, is an "audit committee financial expert" within the definition given by the Regulations of the Securities and Exchange Commission, by reason of his experience in public accounting and as a financial officer.

     Code of Ethics

     The Company does not have a written code of ethics applicable to its executive officers. The Board of Directors has not adopted a written code of ethics because there are so few members of management.

Executive Compensation

     This table itemizes the compensation we paid to Donald
McKelvey, who served as GreenWorks' Chief Executive Officer until
October 2004. There was no other officer whose salary and bonus for services rendered during the year ended December 31, 2003 exceeded $100,000.

                                         Value of
                         Year  Salary    Stock Grant(1)      Other
                         --------------------------------------------
  Donald McKelvey....... 2003  $ 0       $131,000         $      0
                         2002    0              0           35,000(2)
                         2001    0        120,000                0
________________________

(1) Represents the fair market value of the following issuances of common shares by GreenWorks to Donalson Capital
     Corporation: 2001 - 2,000,000 shares; 2003 - 4,000,000
     shares. Mr. McKelvey is the sole officer, director and stockholder of Donalson Capital Corporation.

(2) Represents a cash payment to Donalson Capital Corporation for consulting services.

     Employment Agreements

     GreenWorks' relationships with James L. Grainer and Kevin Kreisler are on an at-will basis. Currently GreenWorks pays $1,000 per week to Mr. Grainer for his services and does not compensate Mr. Kreisler for his services.

     Other Transactions with Management

     GreenWorks has committed that from time to time it will issue shares of common stock to James L. Grainer that will have, in aggregate, a market value of $200,000. The shares will be issued as compensation for the consulting services rendered by Mr. Grainer in connection with the acquisition of Enviro-Sciences by GreenWorks .

     Compensation of Directors

     Our directors are reimbursed for out-of-pocket expenses incurred on our behalf, but receive no additional compensation for service as directors.

     Equity Grants

     The following tables set forth certain information regarding the stock options acquired by Donald McKelvey, who was the Company's Chief Executive Officer during the year ended December 31, 2003, and those options held by him on December 31, 2003.

              Option Grants in the Last Fiscal Year

                       Percent
                       of total                           Potential realizable
            Number of  options                            value at assumed
            securities granted to                         annual rates of
            underlying employees    Exercise              appreciation of
            option     in fiscal    Price     Expiration  for option term
Name        granted    year         ($/share) Date            5%     10%
---------------------------------------------------------------------------
D. McKelvey    0         N.A.         N.A.       N.A         .         0




              Aggregated Fiscal Year-End Option Values

            Number of securities underlying  Value of unexercised in-the-money
            unexercised options at fiscal    options at fiscal year-end ($)
Name        year-end (#) (All exercisable)   (All exercisable)
------------------------------------------------------------------------------
Donald McKelvey               0                   0

Limitation of Liability and Indemnification

     Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

     Our certificate of incorporation also provides that GreenWorks will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Delaware corporate law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                     PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our voting stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of our voting stock;

     *  James L. Grainer;

     *  each of our directors; and

     *  all directors and executive officers as a group.

    There are 2,770,268 shares of our common stock outstanding on the date of this prospectus. Except as otherwise indicated, we believe that the beneficial owners of the voting stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of voting stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

                           Amount and
                           Nature of
Name and Address           Beneficial                  Percentage
of Beneficial Owner(1)     Ownership(2)                of Class
--------------------------------------------------------------------
James L. Grainer                     0 (2)                      0%

Kevin Kreisler               1,140,678 (3)                   41.2%

All officers and directors
 as a group (2 persons)      1,140,678                       41.2%

Acutus Capital, L.L.C.(4)    1,140,678                       41.2%
 411 Hackensack Avenue
 Hackensack, NJ 07601

Cornell Capital Partners,
 L.P.
101 Hudson Street
Suite 3700
Jersey City, NJ   07303        227,273 (5)                    7.6%




(1) Except as otherwise noted, the address of each of these shareholders is c/o GreenWorks Corporation, 111 Howard Ave.,
          Suite 108, Mt. Arlington, NJ 07856.
(2) GreenWorks has committed to issue to Mr. Grainer shares of common stock from time to time that will have, in aggregate, a market value of $200,000.
(3) Represents shares owned by GreenShift Corporation. Mr. Kreisler owns all of the outstanding capital stock of GreenShift Corporation.
(4) Acutus Capital, L.L.C. is a holding company with no business activities other than ownership of GreenWorks shares. The only person exercising control over Acutus Capital, L.L.C. is James Sonageri.
(5) Represents shares into which the 5% Secured Convertible Debenture could be converted based on the market price of $2.75 on December 30, 2004.


Pledge of Shares by GreenShift Corporation

     GreenShift Corporation owns 41% of the outstanding common stock of GreenWorks. GreenShift has pledged those shares as part of the collateral for a $2,000,000 convertible debenture that GreenShift sold to Cornell Capital Partners LP on December 29, 2004. If GreenShift were to default in satisfying that debenture, Cornell Capital Partners would be entitled to foreclose on the collateral, which could result in a change in control of GreenWorks.
                                    -26-

Equity Compensation Plan Information

   The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of December 31, 2003.

                                                               Number
                                            Weighted           of securities
                      Number of             average            remaining
                      securities to be      exercise           available
                      issued upon           price of           for future
                      exercise of           outstanding        issuance under
                      outstanding           options,           under equity
                      options, warrants     warrants           compensation
                      and rights            and rights         plans
-------------------------------------------------------------------------------

Equity compensation plans
approved by security
holders..........             0                --                         0

Equity compensation plans
not approved by security
holders*...                   0                --                 6,000,000


                                        Total..............               0


* GreenWorks' Board of Directors adopted a 2003 Consultant Stock Option Plan without shareholder approval. The Plan permitted the Board to award shares of GreenWorks common stock to consultants (other than consultants whose services to GreenWorks are related to capital-raising transactions or promoting the market for GreenWorks stock).

                             SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by the selling shareholders. As the selling shareholders acquire and/or resell shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that the selling shareholders intend to sell, reflecting prior resales.

                             Shares Owned
                 ----------------------------------
                 Shares      Shares
                 Put by      Acquired                            Shares Owned
                 GreenWorks        on                                  After
                 Per         Conversion of           Shares      Offering
Name             SEDA        of Debentures   Other   Offered     Is Complete
-------------------------------------------------------------------------------
Cornell Capital
 Partners       1,914,000(1) 2,500,000(2)    91,000        -            0
Newbridge
 Securities Corp.         -              -   10,000   10,000            0
 _____________________________

(1) Represents the maximum number of shares that GreenWorks may sell to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement if the market price remains at $2.75 per share, as on December 30, 2004.

(2) Represents maximum number of shares that Cornell Capital Partners may acquire on conversion of its 5% Secured Convertible Debenture.

(3) Represents shares that GreenWorks may issue in satisfaction of its Promissory Note.


Standby Equity Distribution Agreement

     On October 21, 2004 GreenWorks signed an Standby Equity Distribution Agreement with Cornell Capital Partners, LP. GreenWorks issued a promissory note in the principal amount of $250,000 to Cornell Capital Partners to compensate it for entering into the Agreement. GreenWorks also issued 10,000 shares to Newbridge Securities Corp. to compensate it for acting as an advisor to GreenWorks in connection with the negotiation of the Agreement.

     The Standby Equity Distribution Agreement provides that during the two years commencing on the date of this prospectus GreenWorks may demand that Cornell Capital Partners purchase shares of common stock from GreenWorks . GreenWorks may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $250,000.
The aggregate maximum that GreenWorks may demand from Cornell Capital Partners is $5,000,000. The number of shares that Cornell Capital
Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 95% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by GreenWorks . Cornell Capital Partners is required by the Agreement to pay each amount demanded by GreenWorks , unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares,
(b) the purchase would result in Cornell Capital Partners owning over 9.9% of GreenWorks outstanding shares, or (c) the representations made by GreenWorks in the Agreement prove to be untrue.

     The Standby Equity Distribution Agreement requires that we register the shares for resale by Cornell Capital Partners. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. Cornell Capital Partners will pay the fees and disbursements of its own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. We have agreed to indemnify Cornell Capital Partners and some of its affiliates against certain liabilities, including liabilities under the Securities Act, in connection with this offering. In turn, Cornell Capital Partners has agreed to indemnify us and our directors and officers, as well as any person who controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

5% Secured Convertible Debenture

     On October 21, 2004 GreenWorks sold to Cornell Capital Partners a 5% Secured Convertible Debentures in the principal amount of $500,000. Cornell Capital Partners paid $450,000 for the
Debentures, from which GreenWorks paid a $10,000 structuring fee to Cornell Capital Partners for services in connection with the Debentures and a $15,000 structuring fee to Cornell Capital
Partners for services in connection with the Standby Equity
Distribution Agreement.

     The principal and interest on the Debenture may be converted by Cornell Capital Partners into shares of GreenWorks common stock. On October 21, 2006, if the Debenture remains outstanding, GreenWorks must either pay the principal and accrued interest or convert same into shares of common stock. The conversion price in either event will be the lesser of $1.20 or 80% of the lowest closing bid price for the five trading days preceding conversion. GreenWorks obligations under the Debentures are secured by a pledge of all of GreenWorks assets.

Promissory Note

     GreenWorks issued a $250,000 Promissory Note to Cornell Capital Partners to compensate for its undertakings in the Standby Equity Distribution Agree-ment. The Note requires GreenWorks to pay $25,000 per month to Cornell Capital Partners, commencing in the first month after the date of this prospectus. GreenWorks is permitted to satisfy its obligation by issuing common shares valued at the lowest daily volume-weighted average price during the five trading days preceding the date on which payment is due.

Other Relationships with GreenWorks

     Neither Cornell Capital Partners nor Newbridge Securities
Corp. has had any relationship with GreenWorks or its subsidiaries or affiliates within the past three years, other than the relationships created by the Equity Line of Credit Agreement and the 5% Secured
Convertible Debenture described above.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     * ordinary brokers' transactions;
     * transactions involving cross or block trades purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     * "at the market" to or through market makers or into an existing market for our common stock;
     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
        in privately negotiated transactions; or
     * to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position.
The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                          LEGAL MATTERS

     The validity of the common stock which the selling shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth
Street, Brooklyn, New York 11215.

                             EXPERTS

     The financial statements of Enviro-Sciences, Inc. included in this prospectus and in the registration statement have been audited by Rosenberg Rich Baker Berman & Company, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                      ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference
Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.

                      INDEX TO FINANCIAL STATEMENTS

I. ENVIRO-SCIENCES, INC.

1. Audited Financial Statements for the Years
   Ended December 31, 2003 and 2002

                                                 Pages
Report of Independent Auditors                    F-1
Balance Sheets                                    F-2
Statements of Operations and Retained Earnings    F-3
Statements of Cash Flows                          F-4
Notes to Financial Statements                     F-5

2. Unaudited Financial Statements for the Nine
   Months Ended September 30, 2004 and 2003

Balance Sheet                                     F-16
Statements of Operations and Retained Earnings    F-17
Statements of Cash Flows                          F-18
Notes to Financial Statements                     F-20

II.  PRO FORMA FINANCIAL STATEMENTS OF GREENWORKS CORPORATION

Introduction                                      F-31
Pro Forma Balance Sheet - September 30, 2004      F-32
Pro Forma Statement of Operation for the Nine
 Months Ended September 30, 2004                  F-33
Pro Forma Statement of Operations for the Year
 Ended December 31, 2004                          F-34

To the Board of Directors and Stockholders of Enviro Sciences, Inc.


We have audited the accompanying balance sheet of Enviro Sciences, Inc. as of December 31, 2003, and the related statements of operations and retained earnings (deficit) and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).
 Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enviro Sciences, Inc. as of December 31, 2003 and the results of their operations and cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.
As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 /s/ Rosenberg Rich Baker Berman & Company
                                 ------------------------------------------
                                 Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
September 15, 2004

                            ENVIRO-SCIENCES, INC.
                                BALANCE SHEET
                              DECEMBER 31, 2003


         ASSETS
 Current Assets
  Accounts receivable (Net of allowance
   for doubtful accounts) (Notes 1 and 3)             $   580,267
  Unbilled revenues (Note 1)                               55,685
  Prepaid expenses and other current assets               164,328
  Costs and estimated earnings in excess of billings
   on uncompleted projects  (Notes 1 and 15)               81,040
  Assets to be disposed of  (Note 9)                    1,250,197
                                                        ---------
  Total Current Assets                                  2,131,517


Property & Equipment, net (Notes 1 and 4)                 279,775
Costs and estimated earnings in excess of
 billings  (Notes 1 and 15)                               223,500
Property held for sale (Note 17)                           59,298
Security and other deposits                                46,474
                                                        ---------
  Total Assets                                        $ 2,740,564
                                                        =========

         LIABILITIES
  Current Liabilities
  Accounts payable                                    $   784,226
  Accrued salary costs                                    140,664
  Accrued other                                           180,839
  Payroll taxes payable (Note 7)                          183,320
  Billings in excess of costs and estimated earnings
   on uncompleted projects (Notes 1 and 15)                51,307
  Line of credit (Note 10)                              1,350,000
  Notes payable to non-affiliated parties (Note 6)        265,000
  Installment loans payable (Note 8)                      177,098
  Capital lease obligations (Note 19)                      30,965
  Deferred revenues  (Note 16)                            125,000
  Liabilities to be disposed of (Note 9)                1,450,369
                                                        ---------
  Total Current Liabilities                             4,738,788

Accrued employee benefits (Note 20)                        81,241
Notes payable to shareholders (Note 5)                  1,214,982
Notes payable to non-affiliated parties,
 net of current portion (Note 6)                          100,000
Installment loans payable, net of current
 portion (Note 8)                                          26,259
Capital lease obligations, net of current
 portion (Note 19)                                         21,335
Deferred revenues (Note 16)                               194,844
Accrued rent expense (Note 11)                              9,465
                                                        ---------
  Total Liabilities                                     6,386,914
                                                        ---------
Commitments and Contingencies (Notes 11 and 21)                 -

         STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, no par value, 2,500 shares
 authorized, 1,676 issued and outstanding                 749,117
Retained earnings (Deficit)                            (4,395,467)
                                                        ---------
 Total Stockholders' Equity (Deficit)                  (3,646,350)
                                                        ---------
 Total Liabilities and Stockholders' Equity           $ 2,740,564
                                                        =========


See notes to the financial statements.

                            ENVIRO-SCIENCES, INC.
              STATEMENTS OF OPERATIONS AND RETAINED EARNINGS



                                            Years Ended December 31,
                                            ------------------------
                                                2003         2002
                                            -----------   -----------
Revenue  (Notes 1 and 2)                   $  4,274,480  $  8,981,743

Direct costs (Note 2)                         2,160,082     5,680,966
                                             ----------    ----------
Gross Profit                                  2,114,398     3,300,777

Selling, general and administrative expenses  3,180,384     6,241,880
                                             ----------     ---------
Loss from operations                         (1,065,986)   (2,941,103)

Interest Income (Note 18)                             -        44,100
Interest Expense                               (129,289)     (106,109)
Gain (loss) on sale or disposal of equipment     25,657        (8,947)
                                              ---------     ---------

Loss from continuing operations              (1,169,618)   (3,012,059)

Loss from discontinued operations
 (Notes 1 and 9)                               (513,044)     (658,882)
                                              ---------     ---------
Net Loss                                     (1,682,662)   (3,670,941)

Retained earnings (deficit), beginning
 of year                                     (2,712,805)      958,136
                                              ---------     ---------
Retained earnings (deficit), end of year   $ (4,395,467) $ (2,712,805)
                                              =========     =========


See notes to the financial statements.

                             ENVIRO-SCIENCES, INC.
                           STATEMENTS OF CASH FLOWS

                                            Years Ended December 31,
                                           -------------------------
                                               2003          2002
                                           ------------  -----------
Cash flows from operating activities:
  Continuing Operations
   Loss from continuing operations        $ (1,169,618) $ (3,012,059)

   Adjustments to Reconcile Loss to
    Net Cash Provided by (Used in)
    Operating Activities:
    Badd Debt - affiliated party                     -     1,138,985
    Bad Debt - customer                        355,438     2,002,968
    Depreciation & Amortization                126,293       179,220
    (Gain) loss on sale or disposal
     of equipment                               (5,657)        5,260
   (Increase) Decrease in Assets:
    Accounts receivable                      1,259,315    (2,585,557)
    Unbilled revenues                            3,901       274,941
    Prepaid expenses and other current
     assets                                     (3,087)        2,354
    Costs and estimated earnings in excess
     of billings on uncompleted projects       225,132       251,621
    Security and other deposits                (14,710)       13,985
   Increase (Decrease) in Liabilities:
    Accounts payable and accrued expenses       92,991        12,095
    Billings in excess of costs and estimated
     earnings on uncompleted projects           38,287      (687,264)
    Deferred revenues                         (201,170)     (129,931)
    Accrued rent                                 9,465       (54,438)
                                             ---------     ---------
   Cash Provided by (Used in) Continuing
    Operations                                 716,580    (2,587,820)
                                             ---------     ---------
  Discontinued Operations
   Loss from Discontinued Operations          (513,044)     (658,882)
   (Increase) Decrease in Net Assets of
    Discontinued Operations                   (537,694)    2,505,023
                                             ---------     ---------
   Cash (Used in) Provided by Discontinued
       Operations                           (1,050,738)    1,846,141
                                             ---------     ---------
   Net Cash Used in Operating Activities      (334,158)     (741,679)
                                             ---------     ---------
Cash flows from investing activities:
  Proceeds from sale of property & equipment    40,065        20,912
  Purchase of property & equipment                (930)     (123,651)
                                             ---------     ---------
   Net Cash Provided by (Used in) Investing
    Activities                                  39,135      (102,739)
                                             ---------     ---------
Cash flows from financing activities:
  Proceeds from (repayment of) advances
   to related parties                                -       300,000
  Lease obligations                           (203,093)     (128,013)
  Loans from stockholders                      619,000       959,116
  Repayments of Stockholder loans             (491,018)     (336,433)
  Loans from non-affiliated parties            240,000       125,000
  Advances from lines of credit                      -        95,000
  Repayments of credit line advances           (95,000)            -
  Collection of stock subscriptions
   receivable                                        -         2,000
                                             ---------     ---------
   Net Cash Provided by Financing Activities    69,889     1,016,670
                                             ---------     ---------
Net (Decrease) Increase in Cash               (225,134)      172,252
Cash - Beginning of Year                       225,134        52,882
                                             ---------     ---------
Cash - End of Year                         $         -   $   225,134
                                             =========     =========

See notes to the financial statements.

                          ENVIRO-SCIENCES, INC.
                     NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies


     Nature of Operations

Enviro-Sciences, Inc. ("ESI" or "the Company"), headquartered in Mt. Arlington, New Jersey, performs environmental consulting and engineering services, primarily the evaluation and remediation of contaminated properties. Project sites are located throughout the country and internationally. In 2001, ESI formed a construction division, adding significant equipment and personnel. In 2003, ESI eliminated this division in favor of a greater focus on its core consulting business. The construction division has been included in discontinued operations. (See
Note 9).

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has had recurring operating deficits and is in default under the terms of its line of credit agreement, thus, raising substantial doubt about the Company's ability to continue as a going concern.

Management of the Company is in negotiations to sell the assets of ESI in a reverse merger acquisition. Subsequent to the reverse merger acquisition, the Company plans to raise capital through the sale of a debenture and its stock via an equity line of credit, which will be established upon the filing of a registration of the Company's securities with the Securities and Exchange Commission.

In view of these matters, realization of the assets of the Company is dependent upon the Company's ability to meet its financial requirements and the success of future operations. These financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     Property and Equipment

     Property and equipment are recorded at cost. Major renewals and betterments are charged to the asset accounts; maintenance and minor repairs and replacements, which do not improve or extend the life of the respective assets are expensed as incurred. When properties are retired or otherwise disposed of, the asset and accumulated depreciation accounts are adjusted accordingly, and the gain or loss, if any, arising from their disposal, is credited or charged to earnings.

     Depreciation is calculated using both straight line and accelerated methods over the estimated useful lives of the assets.

     Income Taxes

     ESI elected to be treated as a Subchapter S Corporation for Federal income tax purposes and for most states, thus income is taxed to the shareholders personally.

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies (Continued)

     Revenue and Cost Recognition

Revenues from fixed price projects are recognized on the percentage-of-completion method, measured by management's estimates of the progress made on each project. Accordingly, revenue is recognized in the ratio that costs incurred bears to estimated total costs utilizing the most recent estimates of costs and funding. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting earnings applicable in performance in prior periods in the current period. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.

Revenues from cost-plus-fee projects (time and material jobs) are recognized at billable hourly rates as the services are rendered.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset "Costs and estimated earnings in excess of billings on uncompleted projects" represents revenues recognized in excess of amounts billed on fixed-price contracts. Revenues on time and material projects for services rendered but not yet invoiced are shown as "Unbilled revenues." The liability "Billings in excess of costs and estimated earnings on uncompleted projects" represents billings in excess of revenues earned.

Advertising

Advertising expenses are expensed as incurred and amounted to $412 and $2,100 for the years ended December 31, 2003 and 2002, respectively.

Long-Lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not identified any such impairment losses.

NOTE 2 - New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires a company to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the firms interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement did not have an impact on the Company's results of operations or financial position.

                           ENVIRO-SCIENCES, INC.
                      NOTES TO FINANCIAL STATEMENTS

NOTE 2 - New Accounting Pronouncements (Continued)

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No.
51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have an impact on the Company' results of operations or financial position.


NOTE 3 - Concentrations and Accounts Receivable

At times through out the year the Company may have bank balances in excess of Federal Deposit Insurance Corporation limits.

Concentration of credit risks with respect to accounts receivable is limited by the imposition of retainers for new customers, the monitoring of credit balances for all customers, and the withholding of data reports where payment appears in jeopardy. An allowance for doubtful accounts of $60,000 was recorded as of December 31, 2003.

A small number of customers will often account for a significant portion of revenues, however, the specific customers and projects may change from year to year. One customer accounted for approximately 43 percent and 50 percent of the Company's revenues for the years ended December 31, 2003 and 2002, respectively.

At December 31, 2003 no single customer accounted for more than 10% of the outstanding accounts receivable.

NOTE 4 - Equipment

Major classes of equipment at December 31, 2003 are summarized below:

                                            Useful Lives-
                                               Years             2003
                                           ---------------    ---------
      Office and computer equipment              3-7        $  767,134
      Field equipment                            5-10          343,997
      Vehicles                                   5             316,743
      Furniture and fixtures                     10             77,147
      Leasehold improvements                     21-39         103,848
                                                             ---------
                                                             1,608,869
            Less:  Accumulated depreciation                 (1,329,094)
                                                             ---------
                                                            $  279,775
                                                             =========

Depreciation expense for years ended December 31, 2003 and December 31, 2002 was $126,293 and $179,220 respectively.

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS

NOTE 5 - Notes Payable to Shareholders

Notes payable to shareholders at December 31, 2003 was $1,214,982. Interest on the notes, aggregating $64,325 and $22,435 for years ended December 31, 2003 and December 31, 2002, respectively, has been forgiven. Further, as a result of the Company's continued liquidity problems, the four shareholders to whom the notes are payable have agreed to waive principal payments for at least one year.

NOTE 6 - Notes Payable to Non-Affiliated Parties

Notes payable to non-affiliated parties includes a loan of $125,000, which bears interest of 3% commencing January 1, 2004. The note requires repayment of principal and interest in five installments commencing December 31, 2004, with successive payments each year through December 31, 2008.

In 2003, $225,000 of financing and $15,000 of accrued interest were provided by an additional non-affiliated party. A promissory note was issued bearing interest at 6% and requiring repayment of $100,000 on or before September 30, 2004 with the balance of principal and interest payable on or before September 30, 2005. Subsequent to December 31, 2003, the note holder agreed to modify the terms of repayment of the note requiring a payment of $100,000 prior to September 15, 2004 plus 36 monthly installments of $4,580 commencing November 30, 2004.

NOTE 7 - Payroll Taxes Payable

Payroll taxes classified as short-term liability represent fourth quarter 2003 delinquent 941 payroll taxes. The Company is currently negotiating a payment plan with the IRS.

NOTE 8 - Installment Loans

A summary of installment loans outstanding as of December 31, 2003 is as follows:

   Loans payable, secured by vehicles,
    construction equipment, and computer
    equipment, payable in monthly installments
    including interest at 4.8 to 9.75 percent, due
    from March to May 2006                                $  43,639

   Loans for financing of insurance premiums,
    payable in monthly installments including
    interest varying from 3.8% to 7.5%,
    due within the next fiscal year                         126,678

   Bank loans payable in fixed monthly principal
    amounts plus interest at the bank's base rate
    plus three-quarters of one percent, secured by
    all corporate asset, due March 2004                      33,040
                                                           --------
                                                            203,357
   Less: Current portion                                    177,098
                                                           --------
   Non-current portion                                    $  26,259
                                                           ========

   The total maturity of these installment loans as of December 31, 2003 is as follows:

                                              2004            $177,098
                                              2005              18,746
                                              2006               7,513
                                                               -------
                                                              $203,357
                                                               =======

                           ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS



NOTE 9 - Discontinued Operations

During 2003, the Company discontinued the operations of its construction division. The decision to dispose of the component was based on significant losses incurred and a desire for a greater focus on its consulting division. Net sales of the construction division were $5,500,210 and $5,121,620 at December 31, 2003 and 2002, respectively.

     Assets and Liabilities to be disposed of are comprised of the following at December 31, 2003:

  Cost and earnings in excess of billings   $  165,981
  Accounts receivable                          566,069
  Prepaid expenses                             198,817
  Property and equipment (net)                 317,330
  Security deposits                              2,000
                                             ---------
                                            $1,250,197
                                             =========

  Accounts payable                          $  904,204
  Accrued expense                              130,315
  Payroll taxes payable                         71,291
  Current portion of long-term debt            204,314
  Long-term debt                               140,245
                                             ---------
                                            $1,450,369
                                             =========
NOTE 10 - Line of Credit

At December 31, 2003 the Company has a credit line of $1,350,000 bearing interest at the bank's base rate plus three-quarters of one percent.
The line is secured by all corporate assets and is subject to renewal on January 16, 2004.

The line of credit remains orally extended since January 2004. The business loan agreement document underlying the credit line agreement has the following required financial covenants, none of which are met as of December 31, 2003.

		Tangible Net Worth - Minimum of $ 1,000,000
		Net Worth Ratio - Minimum Ratio of 1.75 to 1
		Working Capital - Minimum Ratio of $ 100,000
                Current Ratio - Minimum Ratio of 1.25 to 1
                                Income - Minimum $ 250,000
	            		Cash Flow Requirement - Minimum of $ 350,000
	            		Fixed Charge Ratio - Minimum Ratio of 2 to 1
	            		Other Ratio - Cash flow to Current maturity
                                 of LT Debt of 1.25 to 1

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS


NOTE 11 - Operating Lease Commitments

The Company leases certain office space and equipment under operating leases. The following is a schedule of future minimum rental payments on office space (exclusive of common area charges) required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2003:

                           2004          $104,989
                           2005            82,896
                           2006            82,896
                           2007            82,896
                                          -------
                                         $353,677
                                          =======
Rent expense of $275,940 and $324,434 was recorded by ESI for the years ended December 31, 2003 and 2002, respectively, and was net of sub-rents received of $47,420 and $115,763 respectively. For some leases, in addition to the base rent, ESI also pays for utilities and for its share of increases, over a base period, in real estate taxes and building operating costs.

Although the headquarters lease calls for annual increases in the rent payments, ESI has recorded rent expense on a straight-line basis. Therefore, at December 31, 2003 the Company has a liability for accrued rent expense of $9,465. This accrual will be reduced during the remaining years of the lease, as actual rent payments exceed the rent expense recognized on the financial statements. This liability is calculated only on the net space leased by the Company. (See subsequent events under Note 22).

The Company has several operating leases on office equipment and transportation vehicles. The following is a schedule of future minimum rental payments on operating leases that have initial or non-cancellable lease terms in excess of one year as of December 31, 2003:

                2004       $  72,640
                2005          30,004
                2006          19,020
                2007           9,948
                2008             876
                2009             876
                            --------
                           $ 133,364
                            ========


NOTE 12 - Retirement Plan

The Company has a deferred compensation plan (401(k) plan) under which eligible employees are permitted to elect the amount of their salary deferrals, subject to certain statutory limitations. The Company can match a percentage of the employee deferrals. The Company's 401(k) expense for the years ended December 31, 2003 and 2002 was $11,108 and $68,427, respectively.

NOTE 13 - Supplemental Disclosures of Cash Flow Information

The following is presented to supplement the statements of cash flows:

	Cash paid during the year ended December 31, for:

                                                2003        2002
                                             ---------   ---------

                           Interest          $ 160,245   $ 158,233
                                               =======     =======
                           Income taxes      $       -   $     900
                                               =======     =======

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS


NOTE 14 - Employee Stock Purchase Plan

During 1998, ESI adopted an Employee Stock Purchase Plan, under which certain employees are eligible to purchase stock at a price based on an annual valuation determined by the Company. Employees can withdraw from the plan and the Company
must repurchase their shares.   There were no purchases or sales that were made
by the Company during 2003.

The stockholders have an agreement, which outlines their various rights and obligations. This agreement specifies that a portion of the Company's annual net income, subject somewhat to management's discretion, will be distributed to the stockholders in the following year. No profits were available for distribution in either year.

A stockholder and former employee has notified the Company of his desire to sell all of his stock (approximately 6% of the issued and outstanding stock) to the Company, or to other stockholders. As of December 31, 2003 no other stockholder has exercised the option to purchase these shares and the Company has not been able to reach an agreement for an appropriate valuation of the stock. The Company has, however, advanced this shareholder $21,752 toward the purchase while an acceptable repurchase agreement is negotiated.

NOTE 15 - Uncompleted Projects

Costs and billings on uncompleted projects as of December 31, 2003 are summarized as follows:

Costs incurred on uncompleted projects        $  1,599,332
Estimated earnings                                  60,839
                                                 ---------
                                                 1,660,171
Less:  Billings to date                          1,406,938
                                                 ---------
Totals                                        $    253,233
                                                 =========

Included in the accompanying balance sheets under the following captions:

   Costs and estimated earnings in excess of billings
     on uncompleted Projects                           $ 304,540
   Billings in excess of costs and estimated earnings
     on uncompleted Projects                             (51,307)
                                                        --------
   Totals                                              $ 253,233
                                                        ========

NOTE 16 - Deferred Revenues

The total deferred revenues at December 31, 2003 are $319,844, of which $125,000 is shown as a current liability based on management's estimate of progress that will be made in the next twelve months.

Deferred revenues at December 31, 2003 include $157,994 for a fixed price project where payments were made by a customer in advance. Deferred revenues also include $161,850, for the remediation of the Northvale property (see Note
18).

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS



NOTE 17 - Property Held for Sale

ESI purchased an industrial property in Cleveland, Ohio from its major customer for $59,298. The site requires remediation costs before the property can be sold. Management estimates the remediation liability to approximate the cost of property. As such a remediation liability in the amount of $59,298 has been recorded and is included in "accrued other" of the balance sheet. Management plans to either transfer the property back to the seller as part of an overall settlement of all matters or to sell the property for a nominal amount to a buyer who will bear the cost of the remaining remediation.

NOTE 18 - Related Party Transactions

Northvale Properties, Inc. ("Northvale") owned a building and land in Northvale, New Jersey, which has an environmental contamination. Northvale is owned by ESI stockholders and current and former employees.

The Northvale property was sold in 2001 for $1.8 million, of which $1.5 million was paid at closing and applied to the amount owed to ESI. The $300,000 balance due from the buyer of the property was paid in August 2002 ($200,000) and October 2002 ($100,000), and was assigned to ESI as final payment for all remaining remediation costs. The property is eligible for the brownfield rebate from the state. As part of the sale agreement, the buyer has assigned the right to the brownfield rebate to be received to ESI.

Kearny Properties, LLC ("Kearny") is an entity, which was formed to pursue acquisition of property in Kearny, New Jersey. Kearny is owned by ESI stockholders and current and former employees. Kearny currently has an option to purchase a property. The property has an environmental contamination, and management is working with the current owners, state regulatory authorities, and a prospective purchaser/developer to secure approval of a remedial action work-plan (RAW) to deal with the environmental contamination.

Kearny and the current property owner have agreed to allow the purchaser to exercise Kearny's option to purchase the property if and when they are able to get all necessary approvals. In return, the purchaser has agreed to provide Kearny with a finder's fee sufficient to cover all of the development costs incurred by Kearny with funding and services provided by ESI. since the inception of this project. Although ESI management feels that the purchaser will ultimately succeed in obtaining the necessary approvals, it has been decided to write-off all previously recorded accounts receivable from Kearny as of December 31, 2002.

Revenues recognized by ESI related to the Northvale and Kearny projects for the years ended December 31, were as follows:
                                              2003          2002
                                          ----------     ----------
        Professional services             $  114,617     $  388,653
        Interest                                   -         44,100
                                             -------        -------
                                          $  114,617     $  432,753
                                             =======        =======

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS



NOTE 19 - Capital Leases

The Company leases certain equipment under capital leases expiring in various years through 2006. The assets and liabilities under capital leases are recorded at the lower of the present value of minimum lease payments or the fair values of the asset at the inception of the lease. The assets are amortized over the lower of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in expense for the year ended December 2003.

Properties under capital leases are as follows as of December 31, 2003:


	Office & Computer Equipment	$ 90,307
        Software                          43,210
                                         -------
        Total                            133,517
	Less:  Accumulated depreciation
         and amortization                (81,217)
                                         -------
                                        $ 52,300
                                         =======

Future minimum lease payments are as follows:

                                 2004    $33,557
                                 2005     11,882
                                 2006     11,882
                                          ------
                      Total payments      57,321

  Less: amount representing interest       5,021
                                          ------
Present value of minimum lease payments   52,300
  Less: current portion                   30,965
                                          ------
Non-current portion                      $21,335
                                          ======


NOTE 20 - Medical Benefits Program

The Company self-insures a portion of their employee medical benefits. The Company's exposure is limited on both an individual employee and aggregate basis. Employees contribute a portion of the insurance costs and the program is administered by a third party. Expenses for the company's portion of claims plus insurance premiums for the years ended December 31, 2003 and 2002, were approximately $457,000 and $641,000, respectively, net of amounts contributed by employees.

Accrued expense of $81,241 at December 31,2003, has been recorded for the cost of the "tail" for the semi self-insured plan. This "tail" only becomes payable when the current plan is terminated. Management has no immediate plans to terminate the plan and therefore the liability has been recorded as non-current.

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS



NOTE 21 - Litigation

The Company is a defendant in this lawsuit where a vendor is seeking damages for non-payment of materials in the amount of $251,291. Satisfaction of this obligation is expected to be paid by the end-user, a customer of the Company. The Company expects the matter to be resolved without any further obligation by Enviro-Sciences, Inc.

The Company is a defendant in this lawsuit where a vendor is seeking payment for trucking services in the amount of $56,591. Judgment has been entered against the Company in this matter and has been accrued in the financial statements.

The Company and a customer have outstanding claims against each other in connection with remediation services, which were provided by the Company.
No action has been filed and both parties are in the process of executing a settlement whereby the customer will make payments directly to the Company's third party vendors for services provided on the customer's sites. The amount currently under consideration is $659,487, which has been offset against accounts payable. The agreement has not been executed at this time. The two lawsuits referenced above of $251,291 and $56,591 respectively are included in the $659,487. If the Company and the customer are unable to settle this matter directly, the Company expects that a claim and counterclaim will be filed alleging nonpayment and negligence in providing services, both of which could result in material damages.

The Company is a defendant in this action where a customer filed claiming the Company was negligent in a failure to recognize asbestos contamination in its Phase I Environmental report and is seeking damages of $650,000. Enviro-Sciences insurance carrier is vigorously defending the matter and the amount appears to be within policy limits.

The Company is a defendant in this litigation where a third party is claiming injuries at a Company job site. The suit claims the injuries were the result of the Company's negligence, however the amount of damages has not yet been determined. Enviro-Sciences insurance carrier is vigorously defending the matter and the amount appears to be within policy limits.

The Company is a defendant in this litigation where the plaintiff is seeking to recover a bankruptcy preference payment from the Company in the amount of $16,875. The Company believes it will be required to pay this amount and has been accrued in the financial statements.

Enviro-Sciences, Inc. is a plaintiff in this action where the Company has filed to recover $225,000 for services performed. The customer has filed a counter-claim for certain alleged damages, which the Company believes is without merit. A trial date has yet to be determined, however the Company strongly believes it will successfully litigate this matter.

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS

NOTE 22 - Subsequent Events

In June 2004, the Company began discussions with the managing agents for the Mt Arlington headquarters space regarding the need to reduce the office rent expense in light of the reduced revenue base and reduced staffing. In July, a revised lease was signed effective August 1, 2004 thru the end of the original lease term wherein the Company reduced the space it occupies and received a corresponding reduction in the office rent charged.

On June 3, 2004, the Company entered into an agreement to sell certain assets and transfer certain liabilities to Enviro-Sciences (of Delaware) Inc., a wholly owned subsidiary of GreenWorks Corporation with no operations. GreenWorks is a privately held real estate development company, which has not engaged in any business to date. Pursuant to the terms of the agreement Enviro-Sciences
(of Delaware) Inc. will acquire certain assets, assume certain liabilities and pay a portion of the line of credit on behalf of the Company at closing.
In addition, the shareholders of the Company will convert amounts due them in exchange for restricted shares of common stock of the publicly traded company (described below) of similar value. Enviro-Sciences (of Delaware), Inc. will become GreenWork's primary operating division. GreenWork's immediate-term plans are to expand the Enviro-Science operations as it seeks to negotiate and acquire distressed, environmentally contaminated properties.

On September 24, 2004, GreenWorks Corporation entered into an agreement (the "Telco Agreement") with Telco-Technology, Inc. ("Telco"), a publicly traded company. Pursuant to the terms of the Telco Agreement, Telco will acquire
100% of the outstanding capital stock of GreenWorks in exchange for 1,000,000 newly issued shares of Telco's Series A Convertible Preferred Stock (the "Preferred Stock") and two demand promissory notes, each in the principal amount of $100,000. The Preferred Stock will vote with the common stock on all matters. Each share of Preferred Stock is convertible into 100 shares of Telco common stock at any time after December 31, 2005. The number of votes which may be cast by a holder of shares of Preferred Stock will be equal to the number of shares of the common stock into which the Preferred Stock could be converted (an aggregate of 100,000,000 prior to any adjustment).

For accounting purposes, the acquisition will be treated as a reverse acquisition or merger of Telco by GreenWorks and as a recapitalization of GreenWorks.

                            ENVIRO-SCIENCES, INC.
                                BALANCE SHEET
                             SEPTEMBER 30, 2004



ASSETS

 Current Assets
  Accounts receivable (Net of allowance
   for doubtful accounts ) (Notes 1 and 3)        $   405,655
  Unbilled revenues (Note 1)                          157,165
  Prepaid expenses and other current assets           161,401
  Acquisition Costs                                    52,000
  Costs and estimated earnings in excess of
   billings on uncompleted projects
   (Notes 1 and 15)                                   101,169
  Assets to be disposed of  (Note 9)                  341,394
                                                    ---------
 Total Current Assets                               1,218,784

Property & Equipment, net (Notes 1 and 4)             168,501

Costs and estimated earnings in excess of
 billings (Notes 1 and 15)                            228,151
Property held for sale (Note 17)                       59,298
Security and other deposits                            30,642
                                                    ---------
 Total Assets                                       1,705,376
                                                    =========
LIABILITIES
 Current Liabilities
  Accounts payable                                    564,480
  Accrued salary costs                                 65,364
  Accrued other                                       502,282
  Payroll taxes payable (Note 7)                      353,587
  Notes payable to shareholders (Note 5)            1,628,217
  Billings in excess of costs and estimated
   earnings on uncompleted projects
   (Notes 1 and 15)                                    60,081
  Line of credit (Note 10)                          1,346,972
  Notes payable to non-affiliated parties (Note 6)     77,663
  Installment loans payable (Note 8)                   98,981
  Capital lease obligations (Note 19)                  16,083
  Deferred revenues  (Note 16)                        135,000
  Liabilities to be disposed of (Note 9)              577,927
                                                    ---------
 Total Current Liabilities                          5,426,637

Accrued employee benefits (Note 20)                    55,500
Notes payable to non-affiliated parties,
 net of current portion (Note 6)                      200,000
Installment loans payable, net of current
 portion (Note 8)                                      12,389
Capital lease obligations, net of current
 portion (Note 19)                                     14,177
Deferred revenues (Note 16)                           160,705
                                                    ---------
 Total Liabilities                                  5,869,408

Commitments and Contingencies (Notes 11 and 21)             -

STOCKHOLDERS' EQUITY (DEFICIT)
 Common stock, no par value, 2,500 shares
  authorized, 1,676  issued and outstanding           749,117
 Retained earnings (deficit)                       (4,913,149)
                                                    ---------
 Total Stockholders' Equity (Deficit)              (4,164,032)
                                                    ---------
 Total Liabilities and Stockholders' Equity       $ 1,705,376
                                                    =========



See notes to the financial statements.

                           ENVIRO-SCIENCES, INC.
             STATEMENTS OF OPERATIONS AND RETAINED EARNINGS



                                          For the Nine Months Ended
                                                September 30,
                                             2004           2003
                                          -------------------------
Revenues (Notes 1 and 2)                  $ 2,281,488   $ 3,699,512

Cost of Sales (Note 2)                      1,096,493     1,880,292
                                            ---------     ---------
Gross Profit                                1,184,995     1,819,220

Selling, general and administrative
 expenses                                   1,382,966     2,598,708
                                            ---------     ---------
Loss from operations                         (197,971)     (779,488)

Other income (expense):
 Gain on disposal of equipment                 30,245        23,550
 Interest expense                            (120,722)      (92,806)
                                            ---------     ---------
Total other income (expense)                  (90,477)      (69,256)
                                            ---------     ---------
Loss from continuing operations              (288,448)     (848,744)

Loss from discontinued operations
 (Notes 1 and 9)                             (229,234)     (363,073)
                                            ---------     ---------
Net loss                                     (517,682)   (1,211,817)

Retained earnings (deficit), beginning
 of year                                   (4,395,467)   (2,712,805)
Retained earnings (deficit), end of         ---------     ---------
 period                                   $(4,913,149)  $(3,924,622)
                                            =========     =========



See notes to the financial statements

                            ENVIRO-SCIENCES, INC.
                          STATEMENTS OF CASH FLOWS




                                          For the Nine Months Ended
                                                September 30,
                                            2004             2003
                                         ----------------------------
Cash flows from operating activities:
 Continuing Operations

 Net loss from continuing operations     $  (288,448)    $  (848,744)

 Adjustments to Reconcile Loss to Net
  Cash Provided by operating activities:

  Bad debt - customer                              -         285,000
  Depreciation & Amortization                 92,489          74,258
  (Gain) loss on sale or disposal of
   equipment                                 (30,245)              -

 (Increase) Decrease in Assets:
  Accounts receivable                        174,612         949,070
  Unbilled revenues                         (101,480)         24,204
  Prepaid expenses and other current assets    2,927         108,144
  Costs and estimated earnings in excess of
   billings on uncompleted projects          (24,780)       (161,806)
  Security and other deposits                 15,832         (16,373)
 Increase (Decrease) in Liabilities:
  Accounts payable and accrued expenses      161,458        (121,805)
  Billings in excess of costs and estimated
   earnings on uncompleted projects            8,774         (13,020)
  Deferred revenues                          (24,139)       (139,605)
                                            --------        --------
 Cash Provided By (Used In) Continuing
  Operations                                 (13,000)        139,323
                                            --------        --------
Discontinued Operations
 Loss from Discontinued Operations          (229,234)       (363,073)
 (Increase) Decrease in Net Assets of
  Discontinued Operations                     36,361          60,483
                                            --------        --------
 Cash Used in Discontinued Operations       (192,873)       (302,590)
                                            --------        --------

Net Cash Used in Operating Activities       (205,873)       (163,267)
                                            --------        --------
Cash flows from investing activities:
 Acquisition Costs accrued                   (52,000)              -
 Purchase of property & equipment                  -            (741)
 Proceeds from sale of property &
  equipment                                   49,030               -
                                            --------        --------
 Net Cash Used in Investing Activities        (2,970)           (741)
                                            --------        --------
Cash flows from financing activities:
 Repayment of lease obligations              (22,040)        (23,849)
 Loans from stockholders                     414,060         544,000
 Loans from non-affiliated parties            12,663         240,000
 Proceeds from installment loans             132,705          41,776
 Repayments of stockholder loans                (825)       (468,738)
 Repayment of loans from non-affiliated
  parties                                   (100,000)              -
 Repayment of credit line                     (3,028)        (95,000)
 Repayment of installment loans             (224,692)       (299,315)
                                            --------        --------
 Net Cash Provided By (Used In) Financing
  Activities                                 208,843         (61,126)
                                            --------        --------

                            ENVIRO-SCIENCES, INC.
                     STATEMENTS OF CASH FLOWS (Continued)

Net (Decrease) Increase in Cash                    -        (225,134)
Cash - Beginning of Period                         -         225,134
                                            --------        --------
Cash - End of Period                     $         -     $         -
                                            ========        ========


See notes to the financial statements.

                            ENVIRO-SCIENCES, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 1 - Summary of Significant Accounting Policies

     Nature of Operations

Enviro-Sciences, Inc. ("ESI" or "the Company"), headquartered in Mt. Arlington, New Jersey, performs environmental consulting and engineering services, primarily the evaluation and remediation of contaminated properties. Project sites are located throughout the country and internationally. In 2001, ESI formed a construction division, adding significant equipment and personnel.
In 2003, ESI eliminated this division in favor of a greater focus on its core consulting business. The construction division has been included in discontinued operations (See Note 9).

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has had recurring operating deficits and is in default under the terms of its line of credit agreement, thus, raising substantial doubt about the Company's ability to continue as a going concern.

On June 3, 2004, the Company entered into an agreement to sell certain assets and transfer certain liabilities to Enviro-Sciences (of Delaware) Inc., a wholly owned subsidiary of GreenWorks Engineering Corp. with no operations. GreenWorks Engineering is a privately held real estate development company, which has not engaged in any business to date. Pursuant to the terms of the agreement Enviro-Sciences (of Delaware) Inc. will acquire certain assets, assume certain liabilities and pay a portion of the line of credit on behalf of the Company at closing. In addition, the shareholders of the Company will convert amounts due them in exchange for restricted shares of common stock of the publicly traded company (described below) of similar value. Subsequent to the reverse merger acquisition, the Company plans to raise capital through the sale of a debenture and its stock via an equity line of credit, which will be established upon the filing of a registration of the Company's securities with the Securities and Exchange Commission. Enviro-Sciences (of Delaware),
Inc. will become GreenWork Engineering's primary operating division. GreenWork Engineering's immediate-term plans are to expand the Enviro-Sciences operations as it seeks to negotiate and acquire distressed, environmentally contaminated properties. On October 21, 2004 Enviro-Sciences (of Delaware),
Inc. completed the acquisition of the Company (See subsequent events under Note 22).

In view of these matters, realization of the assets of the Company is dependent upon the Company's ability to meet its financial requirements and the success of future operations. These financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     Property and Equipment

Property and equipment are recorded at cost. Major renewals and betterments are charged to the asset accounts; maintenance and minor repairs and replacements, which do not improve or extend the life of the respective assets, are expensed as incurred. When properties are retired or otherwise disposed of, the asset and accumulated depreciation accounts are adjusted accordingly, and the gain or loss, if any, arising from their disposal, is credited or charged to earnings.

Depreciation is calculated using both straight line and accelerated methods over the estimated useful lives of the assets.

                             ENVIRO-SCIENCES, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies (Continued)

     Income Taxes

ESI elected to be treated as a Subchapter S Corporation for Federal income tax purposes and for most states, thus income is taxed to the shareholders personally.

     Revenue and Cost Recognition

Revenues from fixed price projects are recognized on the percentage-of-completion method, measured by management's estimates of the progress made on each project. Accordingly, revenue is recognized in the ratio that costs incurred bears to estimated total costs utilizing the most recent estimates of costs and funding. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting earnings applicable in performance in prior periods in the current period. When the current contract estimate indicates a loss, provision is made for the anticipated loss in the current period.

Revenues from cost-plus-fee projects (time and material jobs) are recognized at billable hourly rates as the services are rendered.

Contract costs include all direct material and labor costs, subcontracting costs, and those indirect costs related to contract performance, such as supplies, tools, repairs, and depreciation costs. Selling, general and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset "Costs and estimated earnings in excess of billings on uncompleted projects" represents revenues recognized in excess of amounts billed on fixed-price contracts. Revenues on time and material projects for services rendered but not yet invoiced are shown as "Unbilled revenues." The liability "Billings in excess of costs and estimated earnings on uncompleted projects" represents billings in excess of revenues earned.

Advertising

Advertising expenses are expensed as incurred and amounted to $355 and $350 for the nine month periods ended September 30, 2004 and 2003, respectively.

Long-Lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not identified any such impairment losses.

NOTE 2 - New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires a company to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS

NOTE 2 - New Accounting Pronouncements (Continued)

This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the firms interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement did not have an impact on the Company's results of operations or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have an impact on the Company' results of operations or financial position.

NOTE 3 - Concentrations and Accounts Receivable

At times through out the year the Company may have bank balances in excess of Federal Deposit Insurance Corporation limits.

Concentration of credit risks with respect to accounts receivable is limited by the imposition of retainers for new customers, the monitoring of credit balances for all customers, and the withholding of data reports where payment appears in jeopardy. An allowance for doubtful accounts of $52,613 was recorded as of September 30, 2004.

A small number of customers will often account for a significant portion of revenues, however, the specific customers and projects may change from year to year. Two customers accounted for approximately 26 % (16 % and 10 %) of the Company's revenues for the nine months ended September 30, 2004 and one customer accounted for approximately 42% of the Company's revenues for the nine months ended September 30, 2003.

At September 30, 2004, one customer accounted for 10 percent of the outstanding accounts receivable.

NOTE 4 - Equipment

Major classes of equipment at September 30, 2004 are summarized below:


                                               Useful Lives-
                                                   Years
                                              ---------------
            Office and computer equipment          3-7           $  712,620
            Field equipment                        5-10             312,664
            Vehicles                               5                124,936
            Furniture and fixtures                 10                69,594
            Leasehold improvements                21-39             103,848
                                                                  ---------
                                                                  1,323,662
            Less:  Accumulated depreciation     		 (1,155,161)
                                                                  ---------
                                                                 $  168,501
                                                                  =========

                            ENVIRO-SCIENCES, INC.
                        NOTES TO FINANCIAL STATEMENTS

NOTE 4 - Equipment (Continued)

Depreciation expense was $92,489 and $74,258 for the nine month periods ended September 30, 2004 and 2003, respectively.

NOTE 5 - Notes Payable to Shareholders

Notes payable to shareholders at September 30, 2004 was $1,628,217. Interest on the notes has been waived by the shareholders for the nine month period ended September 30, 2004.

In accordance with an agreement entered into on June 3, 2004, the shareholders have agreed to convert their loans in exchange for restricted shares of common stock of a publicly traded company at closing. See Note 1 for further details on this transaction and Note 22 for subsequent events.

NOTE 6 - Notes Payable to Non-Affiliated Parties

Notes payable to non-affiliated parties includes a loan of $125,000, which bears interest of 3% commencing January 1, 2004. The note requires repayment of principal and interest in five installments commencing December 31, 2004, with
successive payments each year through December 31, 2008.   Interest in the
amount of $ 2,813 has been recognized for the nine month period ended September 30, 2004.

In 2003, $225,000 of financing and $15,000 of accrued interest were provided by an additional non-affiliated party. A promissory note was issued bearing interest at 6% and requiring repayment of $100,000 on or before September 30, 2004 with the balance of principal and interest payable on or before September 30, 2005. Subsequent to December 31, 2003 the note-holder agreed to modify the terms of repayment of the note requiring a payment of $100,000 prior to September 15, 2004 plus 36 monthly installments of $ 4,580 commencing November 30, 2004.

Interest in the amount of $9,850, has been recognized for the nine month period ended September 30, 2004.

NOTE 7 - Payroll Taxes Payable

Current payroll taxes ($16,547) and delinquent Federal & NJ State payroll taxes ($337,040) from the first and second quarter 2004 and fourth quarter 2003 are represented as a current liability on the September 30, 2004 balance sheet. The Company is currently negotiating a payment plan with the IRS.

NOTE 8 - Installment Loans

A summary of installment loans outstanding as of September 30, 2004 is as follows:

  Loans payable, secured by vehicles, construction equipment and computer equipment, payable in monthly installments
   including interest at 4.8% to 9.75%, due from October to
   May 2006                                                    $  30,729

  Loans for financing of insurance premiums, payable in
   monthly installments including interest varying
   from 3.8% to 7.5%,  due within the next fiscal year            80,641
                                                                --------
                                                                 111,370
                                Less: Current portion             98,981
                                                                --------
                                  Non-current portion          $  12,389
                                                                ========

                             ENVIRO-SCIENCES, INC.
                        NOTES TO FINANCIAL STATEMENTS

NOTE 8 - Installment Loans, Continued

The total maturity of the non-current portion of these installment loans as of September 30, 2004 is as follows:

            October 2005 - September 2006           $ 12,389

NOTE 9 - Discontinued Operations

During 2003, the Company discontinued the operations of its construction division. The decision to dispose of the component was based on significant losses incurred and a desire for a greater focus on its consulting division. Net sales of the construction division were approximately $361,000 and $1,485,000 for the nine month periods ended September 30, 2004 and 2003, respectively.

Assets and Liabilities to be disposed of are comprised of the following at September 30, 2004:

Cost and earnings in excess of billings   $  155,234
Accounts receivable                          157,359
Property and equipment (net)                  28,801
                                            --------
                                          $  341,394
                                            ========

Accounts payable                          $  453,015
Accrued expense                               39,299
Payroll taxes payable                         71,291
Current portion of long-term debt             14,322
Long-term debt                                     -
                                            --------
                                          $  577,927
                                            ========
NOTE 10 - Line of Credit

At September 30, 2004 the Company has a credit line of $1,350,000 bearing interest at the bank's base rate plus three-quarters of one percent. The line is secured by all corporate assets and was subject to renewal on January 16, 2004.The line remains orally extended since January 2004.

The business loan agreement document underlying the credit line agreement has the following required financial covenants, none of which are met as of September 30, 2004.

		Tangible Net Worth - Minimum of $ 1,000,000
		Net Worth Ratio - Minimum Ratio of 1.75 to 1
		Working Capital - Minimum Ratio of $ 100,000
		Current Ratio - Minimum Ratio of 1.25 to 1
	            		Income - Minimum $ 250,000
	            		Cash Flow Requirement - Minimum of $ 350,000
	            		Fixed Charge Ratio - Minimum Ratio of 2 to 1
	            		Other Ratio - Cash flow to Current maturity
                                 of LT Debt of 1.25 to 1

                             ENVIRO-SCIENCES, INC.
                        NOTES TO FINANCIAL STATEMENTS

NOTE 11 - Operating Lease Commitments

The Company leases certain office space and equipment under operating leases. In June 2004, the Company began discussions with the managing agents for the Mt. Arlington headquarters space regarding the need to reduce the office rent expense in light of the reduced revenue base and reduced staffing. In July, a revised lease was signed effective August 1, 2004 thru the end of the original lease term wherein the Company reduced the space it occupies and received a corresponding reduction in the office rent charged.

The following is a schedule of future minimum rental payments on office space (exclusive of common area charges) required under current operating lease:


           October 2004 - September 2005        $ 82,897
           October 2005 - September 2006          82,897
           October 2006 - September 2007          82,897
           October 2007 - September 2008          20,724
                                                 -------
                                                $269,415
                                                 =======


Rent expense of $122,428 and $153,188 were recorded by ESI for the nine month periods ended September 30, 2004 and 2003, respectively. In addition to the base rent, ESI also pays for utilities and for its share of increases over a base period, in real estate taxes and building operating costs.

The Company has several operating leases on office equipment. The following is a schedule of future minimum rental payments on operating leases that have initial or non-cancellable lease terms in excess of one year as of September 30, 2004:

       October 2005 - September 2006                 $  36,499
       October 2006 - September 2007                    25,389
                                                       -------
                                                     $  61,888
                                                       =======
NOTE 12 - Retirement Plan

The Company has a deferred compensation plan (401(k) plan) under which eligible employees are permitted to elect the amount of their salary deferrals, subject to certain statutory limitations. The Company can match a percentage of the employee deferrals. The Company's gross 401(k) matching contribution expense (before reductions from forfeitures) for the nine month periods ended September 30, 2004 and 2003 was $5,389 and $10,307, respectively. Administrative costs for the nine months September 30, 2004 and 2003 were $1,357 and $4,385, respectively.

NOTE 13 - Supplemental Disclosures of Cash Flow Information

The following is presented to supplement the statements of cash flows:

 Cash paid during the periods ended September 30, 2004 and 2003 for:

            Interest                 $ 88,814     $ 89,979
                                      =======      =======

            Income taxes             $      -     $      -
                                      =======      =======

                            ENVIRO-SCIENCES, INC.
                        NOTES TO FINANCIAL STATEMENTS


NOTE 14 - Employee Stock Purchase Plan

During 1998, ESI adopted an Employee Stock Purchase Plan, under which certain employees are eligible to purchase stock at a price based on an annual valuation determined by the Company. Employees can withdraw from the plan and the Company must repurchase their shares. There were no purchases or sales that were made by the Company during the nine months ended September 30, 2004.

The shareholders have an agreement, which outlines their various rights and obligations. This agreement specifies that a portion of the Company's annual net income, subject somewhat to management's discretion, will be distributed to the stockholders in the following year.

A stockholder and former employee has notified the Company of his desire to sell all of his stock (approximately 6% of the issued and outstanding stock) to the Company, or to other shareholders. As of September 30, 2004 no other shareholder has exercised the option to purchase these shares and the Company has not been able to reach an agreement for an appropriate valuation of the stock (see subsequent events Note 22).

NOTE 15 - Uncompleted Projects

Costs and billings on uncompleted projects as of September 30, 2004 are summarized as follows:

Costs incurred on uncompleted projects   $  1,663,472
Estimated earnings                             12,705
                                           ----------
                                            1,676,177
Less:  Billings to date                     1,406,938
                                           ----------
        Totals                           $    269,239
                                           ==========
Included in the accompanying balance sheets under the following captions:

Costs and estimated earnings in excess of billings
  on uncompleted Projects                               $  329,320

Billings in excess of costs and estimated earnings
  on uncompleted Projects                                  (60,081)
                                                          --------
                                                Totals  $  269,239
                                                          ========

NOTE 16 - Deferred Revenues

The total deferred revenues at September 30, 2004 are $295,705 of which $135,000 is shown as a current liability based on management's estimate of progress that will be made in the next twelve months.

Deferred revenues at September 30, 2004 include $134,356 for a fixed price project, and $40,000 for a time and materials project where payments were made by each customer in advance. Deferred revenues also include $121,349 for the remediation of the Northvale property (see Note 18).

                           ENVIRO-SCIENCES, INC.
                      NOTES TO FINANCIAL STATEMENTS


NOTE 17 - Property Held for Sale

ESI purchased an industrial property in Cleveland, Ohio from its major customer for $59,298. The site requires remediation costs before the property can be sold. Management estimates the remediation liability to approximate the cost of property. As such a remediation liability in the amount of $59,298 has been recorded and is included in "accrued expense" on the balance sheet.


NOTE 18 - Related Party Transactions

Northvale Properties, Inc. ("Northvale") owned a building and land in Northvale, New Jersey, which has an environmental contamination. Northvale is owned by ESI stockholders and current and former employees.

The Northvale property was sold in 2001 for $1.8 million, of which $1.5 million was paid at closing and applied to the amount owed to ESI. The $300,000 balance due from the buyer of the property was paid in August 2002 ($200,000) and October 2002 ($100,000), and was assigned to ESI as final payment for all remaining remediation costs. The property is eligible for the Brownfield rebate from the state. As part of the sale agreement, the buyer has assigned the right to the Brownfield rebate to be received to ESI.

Kearny Properties, LLC ("Kearny") is an entity, which was formed to pursue acquisition of property in Kearny, New Jersey. Kearny is owned by ESI stockholders and current and former employees. Kearny currently has an option to purchase a property. The property has an environmental contamination, and management is working with the current owners, state regulatory authorities, and a prospective purchaser/developer to secure approval of a remedial action work-plan (RAW) to deal with the environmental contamination.

Kearny and the current property owner have agreed to allow the purchaser to exercise Kearny's option to purchase the property if and when they are able to get all necessary approvals. In return, the purchaser has agreed to provide Kearny with a finder's fee sufficient to cover all of the development costs incurred by Kearny with funding and services provided by ESI since the inception of this project. Although ESI management feels that the purchaser will ultimately succeed in obtaining the necessary approvals, the Company wrote-off all previously recorded receivables from Kearny in 2002.

Revenues recognized by ESI related to the Northvale and Kearny projects for the nine month periods ended September 30, 2004 and 2003 were from professional services totaling $40,501 and $96,426, respectively.

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS


NOTE 19 - Capital Leases

The Company leases certain equipment under capital leases expiring in various years through 2006. The assets and liabilities under capital leases are recorded at the lower of the present value of minimum lease payments or the fair values of the asset at the inception of the lease. The assets are amortized over the lower of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in expense for the nine month periods ended September 30, 2004 and 2003.

Properties under capital leases are as follows as of September 30, 2004:


        Office & Computer Equipment    $  98,196
        Software                          44,312
                                        --------
        Total                            142,508

        Less:  Accumulated depreciation
               and amortization         (105,362)
                                        --------
                                         $37,146
                                        ========
Future minimum lease payments are as follows:

		October 2004 - September 2005	$19,719
                October 2005 - September 2006    11,882
                October 2006 - September 2007     2,971
                                                 ------
                Total payments                   34,572
		Less: amount representing
                 interest                         4,312
                                                 ------
		Present value of minimum lease
                 payments                        30,260
                Less: current portion            16,083
                                                 ------
                Non-current portion             $14,177
                                                 ======


NOTE 20 - Medical Benefits Program

The Company self-insures a portion of their employee medical benefits. The Company's exposure is limited on both an individual employee and aggregate basis. Employees contribute a portion of the insurance costs and the program is administered by a third party. Expenses for the company's portion of claims plus insurance premiums for the nine month periods ended September 30, 2004 and 2003 were $206,479 and $320,837, respectively, net of amounts contributed by employees.

Accrued expense of $55,500 at September 30, 2004, has been recorded for the cost of the "tail" for the semi self-insured plan. This "tail" only becomes payable when the current plan is terminated. Management has no immediate plans to terminate the plan and therefore the liability has been recorded as non-current.

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS


NOTE 21 - Litigation

The Company is a defendant in a lawsuit where a vendor is seeking damages for non-payment of materials in the amount of $251,291. Satisfaction of this obligation is expected to be paid by the end-user, a customer of the Company. The Company expects the matter to be resolved without any further obligation by Enviro-Sciences, Inc.

The Company is a defendant in this lawsuit where a vendor is seeking payment for trucking services in the amount of $56,591. Judgment has been entered against the Company in this matter and has been accrued in the financial statements.
We really do not have this accrued. The Company is believes the action will be settled pursuant to the following paragraph.

The Company and a customer have outstanding claims against each other in connection with remediation services, which were provided by the Company. No action has been filed and both parties are in the process of executing a settlement whereby a customer will make payments directly to the Company's third party vendors for services provided on the customer's sites. The amount currently under consideration is $659,487, which has been offset against accounts payable. The agreement has been executed at this time. The two lawsuits referenced above of $251,291 and $56,591 respectively are included in the $659,487. If the Company and the customer are unable to settle this matter directly, the Company expects that a claim and counterclaim will be filed alleging nonpayment and negligence in providing services, both of which could result in material damages.

The Company is a defendant in this action where a customer filed claiming the Company was negligent in a failure to recognize asbestos contamination in its Phase I Environmental report and is seeking damages of $650,000. Enviro-Sciences insurance carrier is vigorously defending the matter and the amount appears to be within policy limits. Additionally, the Company has accrued $25,000 which is the maximum amount for which the Company would be responsible.

The Company is a defendant in this litigation where a third party is claiming injuries at a Company job site. The suit claims the injuries were the result of the Company's negligence, however the amount of damages has not yet been determined. Enviro-Sciences insurance carrier is vigorously defending the matter and the amount appears to be within policy limits.

The Company is a defendant in litigation where a former employee is seeking payment of approximately $9,000 in lieu of unused vacation. The Company believes this claim is without merit based on the Company policy regarding carryover limits and as such has not accrued this expense.

The Company is a defendant in this litigation where the plaintiff is seeking to recover a bankruptcy preference payment from the Company in the amount of $16,875. The Company believes it will be required to pay this amount and therefore has accrued this in the financial statements.

Enviro-Sciences, Inc. is a plaintiff in this action where the Company has filed to recover $225,000 for services performed. The customer has filed a counter-claim for certain alleged damages, which the Company believes is without merit. A trial date has yet to be determined, however the Company strongly believes it will successfully litigate this matter.

                            ENVIRO-SCIENCES, INC.
                       NOTES TO FINANCIAL STATEMENTS



NOTE 22 - Subsequent Events

On September 24, 2004, the shareholders of GreenWorks Engineering Corp. (see
Note 1) entered into an agreement (the "GreenWorks Agreement") with GreenWorks Corporation ("GreenWorks"), a publicly traded company (NASDAQ: GWRK). Pursuant to the terms of the GreenWorks Agreement, GreenWorks acquired 100% of the outstanding capital stock of GreenWorks Engineering Corp. in exchange for 1,000,000 newly issued shares of GreenWorks' Series A Convertible Preferred Stock (the "Preferred Stock") and two demand promissory notes, each in the principal amount of $100,000. The Preferred Stock will vote with the common stock on all matters. Each share of Preferred Stock is convertible into 100 shares of GreenWorks common stock at any time after December 31, 2005. The number of votes which may be cast by a holder of shares of Preferred Stock will be equal to the number of shares of the common stock into which the Preferred Stock could be converted (an aggregate of 100,000,000 prior to any adjustment). The agreement was consummated on October 26, 2004.

For accounting purposes, the acquisition will be treated as a reverse acquisition or merger of GreenWorks by GreenWorks Engineering Corp. and as a recapitalization of GreenWorks Engineering.

On October 21, 2004 Enviro-Sciences (of Delaware), Inc acquired the Company.

On October 26, 2004, GreenWorks Corporation (GWRK: NASDAQ) consummated its agreement (the "Agreement") with GreenSpace Capital, L.L.C., and Acutus Capital, L.L.C., to acquire GreenWorks Engineering Corp. GreenWorks Engineering is a privately held real estate development company which has not engaged in any business to date. Its business model is the acquisition, clean-up and development of environmentally contaminated properties using innovative and environmentally friendly technologies.

Pursuant to the terms of the Agreement, GreenWorks will acquire 100% of the outstanding capital stock of GreenWorks Engineering in exchange for 1,000,000 newly issued shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") and two demand promissory notes, each in the principal amount of $100,000. The Preferred Stock shall vote with the common stock on all matters. Each share of Preferred Stock is convertible into 100 shares of common stock at any time after December 31, 2005. The number of votes which may be cast by a holder of shares of Preferred Stock shall be equal to the number of shares of the common stock into which the Preferred Stock could be converted (an aggregate of 100,000,000 prior to any adjustment).

The closing of the acquisition of GreenWorks Engineering Corp. by GreenWorks is subject to certain conditions including the completion by GreenWorks Engineering Corp. through its wholly-owned subsidiary, Enviro-Sciences (of Delaware), Inc. ("ESI"), of the acquisition of the business and certain assets from Enviro-Sciences, Inc., a privately held engineering services company, in exchange for the assumption of certain liabilities of Enviro-Sciences, Inc. ESI will become GreenWorks Engineering Corp.'s primary operating division.

                           GREENWORKS CORPORATION

            Unaudited Pro Forma Condensed Financial Statements

The following unaudited pro forma condensed financial statements of GreenWorks Corporation (the "Company") have been prepared to indicate how the financial statements of the Company might have looked if the Merger with GreenWorks Engineering Corp. and Subsidiary ("GreenWorks Engineering") and transactions related to that Merger had occurred as of the beginning of the period presented.

The pro forma condensed financial statements have been prepared using the unaudited historical financial statements of the Company and GreenWorks Engineering as of and for the nine months ended September 30, 2004 and for the year ended December 31, 2003 (audited). For accounting purposes, because GreenWorks Corporation had become a shell company, the Merger will be treated as a recapitalization of the Company.

The pro forma condensed financial statements should be read in conjunction with a reading of the historical financial statements of the Company and GreenWorks Engineering Corporation and Subsidiary. The pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of actual financial condition or results of operations had the Merger been in effect during the periods presented, or of financial condition or results of operations that may be reported in the future.

                             GreenWorks Corporation
                 Unaudited Pro Forma Condensed Balance Sheet
                              September 30, 2004


                                      Historical
                               --------------------------
                               GreenWorks    GreenWorks
                               Corporation   Engineering              Pro Forma
                                            and Subsidiary   Adjustments  Notes   Combined
--------------------------------------------------------------------------------------------

ASSETS
 Current Assets:
  Cash and cash equivalents    $    26       $         -     $  74,974    (c)  $    75,000
  Accounts receivable, net           -           405,655             -             405,655
  Unbilled revenues                  -           157,165             -             157,165
  Prepaid expenses and other
   current assets                    -           161,401             -             161,401
  Acquisition costs                  -            52,000       (52,000)   (a)            -
  Deferred Financing Fees            -                 -       162,500    (c)      162,500
  Costs and estimated earnings
   in excess of billings             -           101,169             -             101,169
  Assets to be disposed of           -           341,394             -             341,394
                               -----------------------------------------------------------
 Total Current Assets               26         1,218,784       185,474           1,404,284

Property and equipment, net          -           168,501             -             168,501
Deferred Financing Fees              -                 -       162,500    (c)      162,500
Costs and estimated earnings in
 excess of billings                  -           228,151             -             228,151
Property held for sale               -            59,298             -              59,298
Security and other deposits          -            30,642             -              30,642
                               -----------------------------------------------------------
 Total Assets                       26         1,705,376       347,974           2,053,376
                               ===========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 Current Liabilities:
  Accounts payable              19,714           564,480             -             564,480
  Accrued expenses              23,945           567,646             -             591,591
  Payroll taxes payable              -           353,587             -             353,587
  Billings in excess of costs
   and estimated earnings            -            60,081             -              60,081
  Line of credit                     -         1,346,972      (150,000)   (b)    1,196,972
  Notes payable                 73,253           192,727       250,000    (c)         515,980
  Deferred revenue                   -           135,000             -             135,000
  Liabilities to be disposed of      -           577,927             -             577,927
  Notes payable - officers      45,000         1,628,217    (1,673,217) (a)(b)           -
                               -----------------------------------------------------------
 Total Current Liabilities     161,912         5,426,637    (1,573,217)          4,015,332

Accrued employee benefits            -            55,500             -              55,500
Notes payable, net of current        -           226,566             -             226,566
Deferred revenues                    -           160,705             -             160,705
Convertible debenture                -                 -       500,000    (c)      500,000
                                ----------------------------------------------------------
 Total Liabilities                   -         5,869,408    (1,073,217)          4,958,103

Stockholders Equity (Deficit):
 Preferred Stock, Series A           -                 -         1,000    (a)        1,000
 Common Stock                   28,975           749,117      (747,916)  (a)(b)     30,176
 Additional paid-in capital  4,398,266                 -    (2,720,042)  (a)(b)  1,678,224
 Retained deficit           (4,589,127)       (4,913,149)    4,888,149    (a)   (4,614,127)
                             -------------------------------------------------------------
 Total stockholders' equity
  (deficit)                   (161,886)       (4,164,032)    1,421,191          (2,904,727)
                             -------------------------------------------------------------
 Total Liabilities and
  Stockholders' Equity      $       26       $ 1,705,376   $   347,974         $ 2,053,376
                             =============================================================



                            GreenWorks Corporation
            Unaudited Pro Forma Condensed Statement of Operations
                For the Nine Months Ended September 30, 2004


                                      Historical
                               --------------------------
                               GreenWorks    GreenWorks
                               Corporation   Engineering              Pro Forma
                                           and Subsidiary   Adjustments  Notes    Combined
--------------------------------------------------------------------------------------------

Revenues                      $        -     $ 2,281,488    $      -            $ 2,281,488

Cost of Sales                          -       1,096,493           -              1,096,493
                               -------------------------------------              ---------
Gross Profit                           -       1,184,995           -              1,184,995

Selling, general and
 administrative                  573,651       1,382,966      52,000     (a)      2,008,617
                               -------------------------------------              ---------
Loss from operations            (573,651)       (197,971)    (52,000)              (823,622)

Other income (expense):
 Gain on disposal of equipment         -          30,245           -                 30,245
 Interest expense                 (4,135)       (120,722)          -               (124,857)
                               -------------------------------------              ---------
Total other income (expense)      (4,135)        (90,477)          -                (94,612)
                               -------------------------------------              ---------
Loss from continuing
 operations                   $ (577,786)    $  (288,448)   $(52,000)           $  (918,234)
                               =====================================              =========
Loss Per Common Share, basic
 and diluted                  $    (0.02)    $   (324.98)                       $     (0.03)
                               =========================                          =========
Weighted Average Common Shares
 outstanding, basic and
 diluted                      26,968,277           1,676                         26,969,816
                              ==========================                         ==========

                                                                   F-33

                            GreenWorks Corporation
                Pro Forma Condensed Statement of Operations
                    For the Year Ended December 31, 2003


                                      Historical
                               --------------------------
                               GreenWorks    GreenWorks
                               Corporation   Engineering              Pro Forma
                                            and Subsidiary   Adjustments  Notes    Combined
-----------------------------------------------------------------------------------------------
Revenues                     $          -    $  4,274,480     $       -             $ 4,274,480

Cost of Sales                           -       2,160,082             -               2,160,082
                                ---------------------------------------               ---------
Gross Profit                            -       2,114,398             -               2,114,398

Selling, general and
 administrative                   358,965       3,180,384             -               3,539,349
                                ---------------------------------------               ---------
Loss from operations             (368,965)     (1,065,986)            -              (1,434,951)

Other income (expense):
 Gain on disposal of equipment          -          25,657             -                  25,657
 Interest expense                       -        (129,289)            -                (129,289)
                                ---------------------------------------               ---------
Total other income (expense)            -        (103,632)            -                (103,632)
                                ---------------------------------------               ---------
 Loss from continuing
  operations                  $  (368,965)   $ (1,169,618)     $      -             $(1,538,583)
                                =======================================               =========
Loss Per Common Share,
 basic and diluted            $     (0.02)   $  (1,003.97)                          $     (0.08)
                                =========================                            ==========

Weighted Average Common
 Shares outstanding, basic
 and diluted                   19,337,444           1,676                            19,337,444
                               ==========================                            ==========


(a) These adjustments reflect the issuance of 1,000,000 preferred shares to the shareholders of GreenWorks Engineering Corp., two demand grid notes issued to the shareholders of GreenWorks Engineering Corp. and the effect of the recapitalization of GreenWorks Corporation.
(b) These adjustments reflect the restricted shares as consideration for the former shareholders of ESI-NJ forgiveness of shareholder indebtedness.
(c) This adjustment reflects the issuance of two demand notes and a convertible debenture to Cornell Capital Partners, L.P. at closing and the payment of fees in connection with the issuance.

     Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of GreenWorks pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by GreenWorks of expenses incurred or paid by a Director, officer or controlling person of GreenWorks in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, GreenWorks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that GreenWorks expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. GreenWorks will pay all of these expenses; the selling shareholders will pay none of them.

      Filing Fee.......................  $    797
      Accounting fees..................     5,000
      Transfer Agent ..................     1,000
      Legal fees.......................    10,000
      Printing expenses................       500
                                           ------
      TOTAL...........................   $ 17,297
                                           ======

Item 26.  Recent Sales of Unregistered Securities.

      In November and December 2001 GreenWorks issued 40,000 shares of common stock to Donalson Capital Corporation. The shares were issued in compensation for consulting services rendered, which had a contracted value of $120,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about GreenWorks and which was acquiring the shares for its own account. There were no underwriters.

      In January 2003 GreenWorks issued 60,000 shares of common stock to Donalson Capital Corporation. The shares were issued in compensation for consulting services rendered, which had a contracted value of $105,000.
The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about GreenWorks and which was acquiring the shares for its own account. There were no underwriters.

      In January 2004 GreenWorks issued 20,000 shares of common stock to Donalson Capital Corporation. The shares were issued in compensation for consulting services rendered, which had a contracted value of $180,000.
The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about GreenWorks and which was acquiring the shares for its own account. There were no underwriters.

      In April and May 2004 GreenWorks issued 40,000 shares of common stock to Donalson Capital Corporation. The shares were issued in compensation for consulting services rendered, which had a contracted value of $135,000.
The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about GreenWorks and which was acquiring the shares for its own account. There were no underwriters.

      In October 2004 GreenWorks issued 500,000 shares of Series A Preferred Stock to each of Acutus Capital, L.L.C. and GreenSpace Capital, LLC. The shares were issued in consideration of the transfer by Acutus and GreenSpace
of the outstanding capital stock of GreenWorks Corporation.   The sale was
exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about GreenWorks and which were acquiring the shares for their own accounts. There were no underwriters.

      In January 2005 GreenWorks issued 30,860 shares of common stock to Donalson Capital Corporation. The shares were issued in compensation for Donalson's guarantee of GreenWorks' warranty to Acutus Capital and GreenSpace Capital of the limit of GreenWorks' liabilities on October 21, 2004. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about GreenWorks and which was acquiring the shares for its own account. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

Exhibits

3-a Certificate of Incorporation, as amended through January 2000 - filed as an exhibit to the Registration Statement on Form 10-SB and incorporated herein by reference.

3-a(1)    Certificate of Amendment of Certificate of
          Incorporation dated January 8, 2003 - filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference.

3-b Bylaws - filed as an exhibit to the Registration Statement on Form 10-SB and incorporated herein by reference.

5.        Opinion of Robert Brantl, Esq.

10-a Share Purchase and Sale Agreement by and among GreenWorks Corporation, GreenSpace Capital, L.L.C. , Acutus Capital,
          L.L.C. and the Company, dated September 24, 2004   filed
          as an exhibit to the Current Report on Form 8-K dated September 24, 2004 and incorporated herein by reference.

10-b      5% Secured Convertible Debenture dated October 21, 2004
          issued to Cornell Capital Partners, LP. (1)

10-c Standby Equity Distribution Agreement dated October 21, 2004 between Telco-Technology, Inc. and Cornell Capital Partners, LP. (1)

10-d Amendment to Standby Equity Distribution Agreement dated December 10, 2004 between Telco-Technology, Inc. and Cornell Capital Partners, LP.

21        Subsidiaries -   GreenWorks Engineering Corp., a Delaware corporation
                           Enviro-Sciences (of Delaware), Inc., a Delaware
                            corporation

23-a.     Consent of Rosenberg Rich Baker Berman & Company, PA

23-b      Consent of Robert Brantl, Esq. is contained in his opinion.

___________________________

(1) Filed as an exhibit to the Current Report on Form 8-K dated October 27, 2004 and incorporated herein by reference.

Item 28.  Undertakings

      See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

      The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

                (i) Include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, GreenWorks Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the Borough of Mt. Arlington and the State of New Jersey on the 6th day of January, 2005.

                                    GreenWorks Corporation


                                    By: /s/ James L. Grainer
                                    ---------------------------
                                    James L, Grainer, President

     In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on January 6, 2005.


/s/ James L. Grainer
--------------------------------
James L. Grainer, Director,
Chief Executive Officer,
Chief Financial Officer,
Chief Accounting Officer

/s/ Kevin Kreisler
--------------------------------
Kevin Kreisler, Director